UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

LVB Acquisition, Inc.

(Name of Registrant as Specified in Its Charter)

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LVB Acquisition, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

RE: Notice of Action by Written Consent of Stockholders in Lieu of a Special Meeting

Dear Stockholder:

We are notifying our stockholders of record on [—], 2014 that our Board of Directors has approved and a stockholder owning approximately 97.19% of our outstanding common stock entitled to vote on the record date has executed a written consent in lieu of a special meeting:

•	granting our Board of Directors authority to effect a reverse stock split of our common stock at a ratio of not less than 1-for-1.8 and not more than 1-for-2.8, inclusive, as determined by our Board of Directors in its sole discretion (the “Reverse Stock Split”);

•	approving our Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”);

•	approving the adoption of the 2014 Omnibus Equity Incentive Compensation Plan (the “Plan”);

•	approving the adoption of the 2014 Employee Stock Purchase Plan (the “ESPP”); and

•	approving the adoption of the 2014 Executive Bonus Plan (the “Bonus Plan”).

A copy of the amendment to our current certificate of incorporation to effect the Reverse Stock Split, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached as Appendix A. A copy of the Amended and Restated Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached to this information statement as Appendix B. A copy of the Plan is attached to this information statement as Appendix C. A copy of the ESPP is attached to this information statement as Appendix D. A copy of the Bonus Plan is attached to this information statement as Appendix E.

Under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holder of at least 80% of the outstanding shares of our common stock is sufficient under the DGCL and our existing certificate of incorporation and bylaws to take action by written consent. Accordingly, the actions described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder actions in accordance with applicable Securities and Exchange Commission (“SEC”) rules as a result of our common stock being registered with the SEC and Delaware law.

Pursuant to the applicable SEC rules, approval of the Reverse Stock Split, our Amended and Restated Certificate of Incorporation, the Plan, the ESPP and the Bonus Plan will be effected 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about [—], 2014. The written consent authorizes our Board of Directors to implement the Reverse Stock Split at the time an underwriting agreement (the “Underwriting Agreement”) is entered into by LVB (as defined below) in connection with the proposed initial public offering of LVB’s common stock (the “IPO”) pursuant to the registration statement (No. 333-194391) on Form S-1 filed by LVB on March 7, 2014, as amended, but not later than December 31, 2014. If LVB does not enter into the Underwriting Agreement, the Reverse Stock Split will not occur. Our Board of Directors may elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of LVB and its stockholders. In addition, the written consent authorizes our Board of Directors to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO. Further, if the IPO is not consummated, the Plan, the ESPP and the Bonus Plan will not become effective.

Under Section 228(e) of the DGCL, which allows stockholder action to be taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the stockholder action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take such action were delivered to the corporation as provided in subsection (c) of Section 228 of the DGCL. This letter is also intended to serve as the notice required by Section 228(e) of the DGCL.

An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by written consent. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by written consent. No action is required of you. We will mail or make available this information statement to stockholders on or about [—], 2014.

Unless the context requires otherwise, the terms “LVB,” “Company,” “we,” “our,” or “us” refers to LVB Acquisition, Inc. and all of its subsidiaries.

By order of the Board of Directors,

President and Chief Executive Officer

[Date]

Warsaw, IN

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

Important Notice Regarding the Availability of Information Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this information statement both by sending you this information statement and by notifying you of the availability of such on the Internet.

This information statement is available at: http://biomet.com/corporate/

The proposals approved by our Board of Directors and acted upon by a written consent by a stockholder owning approximately 97.19% of our outstanding common stock and entitled to vote on the record date:

•	granted our Board of Directors authority to effect the Reverse Stock Split:

•	approved our Amended and Restated Certificate of Incorporation;

•	approved the adoption of the Plan;

•	approved the adoption of the ESPP; and

•	approved the adoption of the Bonus Plan.

This corporate action may be effected 20 calendar days after the date of the initial mailing of this information statement, or on or about [—]. The written consent authorizes our Board of Directors to implement the Reverse Stock Split at the time an underwriting agreement is entered into by LVB in connection with the IPO. In addition, the written consent authorizes our Board of Directors to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO. Further, if the IPO is not consummated, the Plan, the ESPP and the Bonus Plan will not be adopted. We are not asking you for a proxy and you are requested not to send us a proxy. We are only furnishing this information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by written consent.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.

QUESTIONS AND ANSWERS

Q: Why did I receive this information statement?

A: We sent you this information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by written consent by the holder of more than 80% of the outstanding shares of our common stock.

Q: Does this mean LVB’s stock is publicly traded?

A: No. Due to the number of holders of options to purchase LVB common stock, most of whom are employees of LVB, LVB’s stock is required to be registered with the SEC, and LVB is required to make certain disclosures with the SEC, such as this information statement. However, LVB’s stock is not currently publicly traded. On March 7, 2014, we filed a registration statement (No. 333-194391) on Form S-1 (as amended, the “Registration Statement”) relating to a proposed initial public offering of LVB’s common stock (the “IPO”). It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the IPO will occur. However, upon the effectiveness of the Registration Statement and the listing of LVB’s common stock on a national securities exchange, our common stock will be publicly traded.

Q: Who sent me this information statement?

A: This information statement was sent to you and paid for by LVB.

Q: Do I need to return anything?

A: No. This information statement is solely to inform you of the actions taken by written consent by the holder of more than 80% of the outstanding shares of our common stock. No action is required by you.

Q: When was this information statement mailed or made available to stockholders?

A: This information statement was first mailed or made available to stockholders on or about [—], 2014.

Q: What is an action taken by written consent?

A: Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws provide that action can be taken by written consent of the holders of at least 80% of LVB’s outstanding common stock.

Q: Why was there no special meeting?

A: Because Delaware law allows action to be taken by written consent, and the holder of more than 80% of the outstanding shares of our common stock acted by written consent, a special meeting was not necessary.

Q: What actions were taken by written consent?

A: The holder of more than 80% of the outstanding shares of our common stock executed a written consent in lieu of a special meeting:

•	granting our Board of Directors authority to effect a reverse stock split of our common stock at any time prior to December 31, 2014 at a ratio of not less than 1-for-1.8 and not more than 1-for-2.8, inclusive, as determined by our Board of Directors in its sole discretion (the “Reverse Stock Split”);

•	approving our Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”);

•	approving the adoption of the 2014 Omnibus Equity Incentive Compensation Plan (the “Plan”);

•	approving the adoption of the 2014 Employee Stock Purchase Plan (the “ESPP”); and

•	approving the adoption of the 2014 Executive Bonus Plan (the “Bonus Plan”).

Q: Do I need to vote on these matters?

A: No. Since the holder of more than 80% of the outstanding shares of our common stock have already executed a written consent, your vote is not necessary.

Q: How many votes were required to approve the proposals?

A: The approval and adoption of the actions taken by written consent required the consent of holders of 80% of the outstanding shares of our common stock.

Q: How many shares were voted for the actions?

A: The record date for the action taken by written consent is [—], 2014. We had [—] outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 536,034,330 shares of our common stock, representing approximately 97.19% of our outstanding common stock shares entitled to vote on [—], 2014 executed a written consent. The written consent of at least 80% of the outstanding shares of our common stock is sufficient under the General Corporation Law of the State of Delaware (the “DGCL”) and our existing certificate of incorporation and bylaws to approve the actions described above.

Q: When will the corporate action be effected?

A: Pursuant to the applicable SEC rules, these corporate actions may be effected 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about [—], 2014.

The written consent authorizes our Board of Directors to implement the Reverse Stock Split at the time an underwriting agreement is entered into by LVB in connection with the IPO (the “Underwriting Agreement”), but not later than December 31, 2014. If LVB does not enter into the Underwriting Agreement, the Reverse Stock Split will not occur. Further, our Board of Directors may elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of LVB and its stockholders.

In addition, the written consent authorizes our Board of Directors to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO. Further, if the IPO is not consummated, the Plan, the ESPP and the Bonus Plan will not become effective.

Q: Am I entitled to dissenter’s rights?

A: No.

BACKGROUND

In September 2007 we were acquired by funds affiliated with The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. and TPG (collectively, the “Principal Stockholders” and, together with their affiliates, other than LVB, and their respective successors and assigns, the “Principal Stockholders Group”) and their co-investors (the “2007 Acquisition”). In September 2007, Biomet, Inc. de-listed its common stock from the NASDAQ Global Market upon completion of the second-step merger effected in connection with the 2007 Acquisition. To effect the second-step merger, a subsidiary of a LVB Acquisition, Inc. merged with and into Biomet, Inc., with Biomet, Inc. continuing as the surviving company after the merger as a wholly-owned subsidiary of LVB Acquisition, Inc. On September 28, 2011, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thus subjecting us to the reporting requirements of Section 13(a) of the Exchange Act. Our common stock is not currently traded on a national securities exchange.

On March 7, 2014, we filed a registration statement (No. 333-194391) on Form S-1 (as amended, the “Registration Statement”) relating to a proposed initial public offering of LVB’s common stock (the “IPO”). It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the IPO will occur. However, upon the effectiveness of the Registration Statement and the listing of our common stock on a national securities exchange, our common stock will be publicly traded.

Our Board of Directors has determined that in connection with the IPO it is in the best interests of LVB to approve a reverse stock split and adopt the amendment of our certificate of incorporation and certain employee incentive plans. The written consent authorizes our Board of Directors to effect a Reverse Stock Split at the time LVB enters into the Underwriting Agreement and to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO. If LVB does not enter into the Underwriting Agreement the Reverse Stock Split will not occur. If the IPO is not consummated the Plan, the ESPP and the Bonus Plan will not become effective.

ACTION 1: APPROVAL OF THE REVERSE STOCK SPLIT

General

Our Board of Directors has approved, and the holder of 536,034,330 shares of our common stock, representing approximately 97.19% of the shares of our common stock entitled to vote on the record date has executed a written consent granting our Board of Directors authority to effect the Reverse Stock Split at the time the Company enters into the Underwriting Agreement, but not later than December 31, 2014. The Reverse Stock Split would permit (but not require) our Board of Directors to effect a reverse stock split of our common stock at a ratio of not less than 1-for-1.8 and not more than 1-for-2.8, inclusive, as determined by our Board of Directors in its sole discretion. We believe that leaving the ratio to the discretion of our Board of Directors (provided that it is not less than 1-for-1.8 and not more than 1-for-2.8, inclusive) will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. Our Board of Directors is not required to effect a Reverse Stock Split. A copy of the amendment to our Current Certificate of Incorporation (as defined below) to effect the Reverse Stock Split, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached as Appendix A.

In determining which reverse split ratio to effect, if any, our Board of Directors may consider, among other things, factors such as:

•	the number of shares of our common stock outstanding;

•	the anticipated impact of the Reverse Stock Split on the post-IPO trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

The written consent authorizes our Board of Directors to implement the Reverse Stock Split at the time the Company enters into the Underwriting Agreement, but not later than December 31, 2014. However, our Board of Directors may elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of LVB and its stockholders.

To avoid the existence of fractional shares of our common stock, stockholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares from us. The total amount of cash that will be paid to each holder of fractional shares following the Reverse Stock Split will be an amount equal to the price per share set forth on the cover of a prospectus that we will file after the Registration Statement is declared effective by the SEC and that will be deemed to be part of such Registration Statement at the time it became effective under Rule 430A under the Securities Act (the “IPO Price”) multiplied by fractional amount of shares owned and rounded down to the nearest whole cent.

If a stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, such stockholder will receive a check as soon as practicable after the Effective Time and after such stockholder has submitted an executed transmittal letter and surrendered all Old Certificates (as defined herein), as described below in “—Holders of Certificated Shares of Common Stock.” If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee, such stockholders should contact its bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by its bank, broker, custodian or other nominee. By signing and cashing the check, stockholders warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the time the Reverse Stock Split is effected (the “Reverse Stock Split Effective Time”) and the date payment is received.

Background and Reasons for the Reverse Stock Split

The Reverse Stock Split is primarily intended to increase the IPO Price to make our common stock more attractive to a broader range of institutional and other investors.

We believe that the Reverse Stock Split will, following the IPO, make our common stock more attractive to a broader range of institutional and other investors. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, following the IPO, the current average price per share of common stock could result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will, following the IPO, make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

In addition to increasing the price of our common stock, we believe that a Reverse Stock Split will provide LVB and its stockholders with other benefits. Also, the fees that we will pay for custody and clearing services are all based on or related to the number of shares being held or cleared as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and tax that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the share.

Effect of the Reverse Stock Split on Options and Restricted Stock Units

Based upon the reverse stock split ratio determined by our Board of Directors, proportionate adjustments will be generally required to be made to the per-share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options entitling the holders to purchase, exchange for, or convert into, shares of common stock and the number of shares issuable upon the settlement of and restricted stock units. This would result in the aggregate price required to be paid under such options remaining approximately the same, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, of such options immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement of restricted stock units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by our Board of Directors.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by us after the Reverse Stock Split Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “—General.”

Accounting Matters

The Reverse Stock Split will not affect the par value of our common stock per share, which will remain at $0.01. As a result, if the Reverse Stock Split is effected, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of our common stock.

This summary addresses the tax consequences only to a beneficial owner of our common stock that is a U.S. Holder (as defined below) who holds our common stock as a capital asset for federal income tax purposes (generally, property held for investment). This summary does not address all of the tax consequences of the Reverse Stock Split that may be relevant to any particular investor in light of their specific facts and circumstances. In particular, this summary does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons who (i) are banks, (ii) are insurance companies, (iii) are thrift institutions, (iv) are regulated investment companies, (v) are real estate investment trusts, (vi) are tax-exempt organizations, (vii) are a “controlled foreign corporation,” a “passive foreign investment company,” or a partnership or partners therein, or any other pass-through entity for U.S. federal income tax purposes, (viii) are subject to the alternative minimum tax, (ix) are certain former citizens or residents of the United States, (x) hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (xi) are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the tax laws of the United States, including the provisions of the Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Each investor should consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

For purposes of the discussion below, a “U.S. Holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (2) a person that is otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. U.S. Holders should not recognize any gain or loss upon the Reverse Stock Split, except as described below with respect to those holders who receive cash in lieu of fractional shares. Accordingly, a U.S. Holder’s aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the U.S. Holder’s holding period for the common stock received should include the holding period for the common stock surrendered. U.S. Holders who acquired our common stock on different dates and at different prices should consult their tax advisors regarding the means of allocating their tax bases and holding periods for such common stock surrendered to common stock received pursuant to the Reverse Stock Split.

A U.S. Holder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split would generally be treated as having received the fractional share in the Reverse Stock Split, which was then redeemed for the cash payment. U.S. Holders would generally be treated as having exchanged a fractional share for the cash received. The amount of any gain or loss will be equal to the difference between the portion of the tax basis in the pre-split shares allocated to the fractional share in the Reverse Stock Split, and the cash received. As provided in Section 302(a) of the Code, certain holders, depending on their circumstances, may be treated instead as having received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits, and afterwards as a reduction to the tax basis in the holder’s shares. Holders should consult their tax advisors regarding the potential consequences of receiving cash in lieu of a fractional share.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

ACTION 2—AMENDMENT AND RESTATEMENT OF LVB ACQUISITION, INC.

CERTIFICATE OF INCORPORATION

Our Board of Directors has approved, and the holder of 536,034,330 shares of our common stock, representing approximately 97.19% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an amendment and restatement of our Amended and Restated Certificate of Incorporation in order to make certain amendments, as described below, to reflect LVB’s anticipated status as a publicly traded company following completion of the IPO. The full text of the Amended and Restated Certificate of Incorporation is set forth as Appendix B of this information statement. The written consent authorizes our Board of Directors to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO.

Reasons for the Amended and Restated Certificate of Incorporation

On March 7, 2014, we filed the Registration Statement with the SEC in connection with the IPO. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the IPO will occur. However, in the event the Registration Statement is declared effective by the SEC and our common stock is listed on a national securities exchange, LVB’s common stock will be publicly traded and the Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and will become effective (the “Effective Time”).

Our Board of Directors deemed it advisable and in the best interest of LVB and its stockholders to amend and restate our current Amended and Restated Certificate of Incorporation (the “Current Certificate of Incorporation”) to add certain provisions and make certain changes in connection with LVB’s anticipated status as a publicly traded company following the IPO. A summary of the Amended and Restated Certificate of Incorporation, including a summary of changes as compared to the Current Certificate of Incorporation, is set forth below, but such summary is qualified in its entirety by reference the Amended and Restated Certificate of Incorporation itself, a copy of which is attached as Appendix B and incorporated herein by reference.

Summary of Material Changes

The Amended and Restated Certificate of Incorporation amends the Current Certificate of Incorporation to, among other things:

•	Change LVB’s name to Biomet Group, Inc.

•	Increase the number of shares of our common stock that our Board of Directors is authorized to issue without any further action by our stockholders from 740,000,000 to 1,500,000,000.

•	Increase the number of shares of our preferred stock that our Board of Directors is authorized to issue without any further action by our stockholders from 10,000,000 to 150,000,000.

•	Require that our Board of Directors be composed of at least 5 individuals and no more than 16 individuals and that, subject to rights granted to members of the Principal Stockholders Group under the stockholders’ agreement (the “Stockholders’ Agreement”) anticipated to be entered into by the Company and the Principal Stockholders Group, the number of directors will be fixed by our Board of Directors. The Current Certificate of Incorporation states that the number of directors will be fixed by, or in the manner provided in, our bylaws, which currently allow for between 1 and 15 directors, as fixed by our Board of Directors.

•

Create three classes of directors, designated Class I, Class II and Class III, each consisting as nearly as possible, of one third of the total number of directors, and authorize our Board of Directors to assign directors to each of those classes immediately prior to the Effective Time. The initial term of Class I directors would end at the first annual meeting of stockholders following the Effective Time. The initial term of Class II directors would end at the second annual meeting of stockholders following the Effective Time. The initial term of Class III directors would end at the third annual meeting of stockholders following the Effective Time. Following the expiry of its initial term, directors in each class would be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. The Current Certificate of Incorporation does not address the term to be served by directors. That matter is addressed in our bylaws, which currently provide that each director will serve for a term of one year.

•	Provide that, prior to the first date on which the Principal Stockholders Group collectively ceases to beneficially own (directly or indirectly) 40% of the voting power of the outstanding shares of our capital stock (the “Trigger Date”), and subject to the rights of the Principal Stockholders under the Stockholders’ Agreement, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of our outstanding shares entitled to vote generally in the election of directors, voting as a single class. After the Trigger Date, and subject to the rights of the Principal Stockholders under the Stockholders Agreements, the Amended and Restated Certificate of Incorporation would allow any director or the entire Board of Directors to be removed from office at any time, only with cause, by the affirmative vote of at least 75% of our outstanding shares entitled to vote generally in the election of directors, voting as a single class. Neither the Current Certificate of Incorporation nor our bylaws address the removal of directors. Under Section 141(k) of the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in the election of directors.

•	Provide that, prior to the Trigger Date, the stockholders may take any action required or permitted to be taken at any annual or special meeting by written consent. From and after the Trigger Date, the stockholders may not take action by written consent. The Current Certificate of Incorporation does not address the ability of stockholders to take action by written consent. That matter is addressed in our bylaws, which currently provide that action can be taken by written consent of the holders of at least 80% of our outstanding common stock.

•	Provide for the indemnification of, and advancement of legal expenses to, our directors and officers. The Amended and Restated Certificate of Incorporation also permits us to obtain insurance on behalf of any director, officer, employee, agent, trustee or manager of the Company or any other legal entity with respect to liabilities incurred by such persons. The Current Certificate of Incorporation provides that the Company will, to the extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

•	Provide that we may not engage in certain “business combinations” with any “interested stockholder” for a period of three years following the date that the stockholder became an “interested stockholder.” The definition of “interested stockholder” excludes members of our Principal Stockholders Group, direct and indirect transferees of members of our Principal Stockholders Group, any of their affiliates or successors and any member of a “group” (as defined in Rule 13d-5 of the Exchange Act) of which such persons are a member. The Current Certificate of Incorporation opts-out of the application of Section 203 of the DGCL, but does not include any additional provisions regarding business combinations with any interested stockholder.

•	Provide that we renounce any interest or expectancy in the business opportunities of our non-employee directors and our Principal Stockholders Group, and that our non-employee directors and members of our Principal Stockholders Group have no obligation to offer us an opportunity to participate in business opportunities presented to such director or member of Principal Stockholders Group even if the opportunity is one that we might reasonably have pursued. The Current Certificate of Incorporation and our bylaws together have provisions with a similar effect. The provision in our bylaws (unlike the provisions in the Amended and Restated Certificate of Incorporation) also applies to our officers.

•	Provide that from and after the Trigger Date, provisions relating to certain matters, including the following, cannot be amended or repealed, and no inconsistent bylaw can be adopted, without the affirmative vote of holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote therein, voting as a single class:

•	provisions related to the size, classification, quorum requirements, vacancies on and removal of members of the Board of Directors;

•	limitations on the liability of directors;

•	the ability of the Principal Stockholders Group and directors that are not our employees to pursue corporate opportunities;

•	the ability of stockholders to act by written consent;

•	amendment of the Amended and Restated Certificate of Incorporation and bylaws;

•	business combinations with interested stockholders; and

•	indemnification of officers and directors.

The Current Certificate of Incorporation does not require a supermajority for any amendments.

•	Provide that our Board of Directors may adopt, amend or repeal our bylaws without the consent of stockholders. Prior to the Trigger Date, any amendment, alteration, change, addition or repeal of our bylaws by stockholders will require the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock. From and after the Trigger Date, any amendment, alteration, change, addition or repeal of our bylaws by stockholders will require the affirmative vote of holders of at least 75% of the voting power of the outstanding shares of our capital stock. The Current Certificate of Incorporation does not address amendments of our bylaws. That matter is addressed in our bylaws, which currently provide that our bylaws can be amended by a majority of our Board of Directors. In addition, Section 109 of the DGCL permits a majority of our stockholders to amend our bylaws.

Summary of Amended and Restated Certificate of Incorporation

Common Stock

The Amended and Restated Certificate of Incorporation increases the number of shares of common stock of the Company, par value $0.01 that our Board of Directors is authorized to issue without any further action by our stockholders to 1,500,000,000.

Voting Rights. Under the terms of our Amended and Restated Certificate of Incorporation, each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Rights and Preferences. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

The Current Certificate of Incorporation does not address voting rights. That matter is addressed in our bylaws, which currently provide that each share of capital stock of the corporation entitles its holder to one vote. Neither our bylaws nor our existing Amended and Restated Certificate of Incorporation address dividends, liquidation or rights and preferences of the common stock. However, the foregoing provisions are consistent with the DGCL and, accordingly, are not materially changing the rights of our existing common stockholders.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our Board of Directors, without further action by our stockholders, is authorized to issue 150,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series. Our Board of Directors may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of the Company. The Current Certificate of Incorporation authorizes our Board of Directors to issue 10,000,000 shares of preferred stock without any further action by our stockholders. There are currently no shares of our preferred stock outstanding.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for our Board of Directors to be composed of at least 5 individuals and no more than 16 individuals and that, subject to rights granted to the Principal Stockholders Group under the Stockholders Agreement, the number of directors will be fixed by our Board of Directors. Prior to the Trigger Date, our Board of Directors will need to have at least one director appointed by each of our four Principal Stockholders present to have a quorum so long as such Principal Stockholder is entitled to designate a director for election to our Board of Directors pursuant to the Stockholders’ Agreement.

The Current Certificate of Incorporation provides that the number of directors will be fixed by, or in the manner provided in, our bylaws, which currently allow for between 1 and 15 directors, as fixed by our Board of Directors.

In addition, the Amended and Restated Certificate of Incorporation provides for three classes of directors, designated Class I, Class II and Class III, each consisting as nearly as possible, of one third of the total number of directors. The initial term of Class I directors would end at the first annual meeting of stockholders following the Effective Time. The initial term of Class II directors would end at the second annual meeting of stockholders following the Effective Time. The initial term of Class III directors would end at the third annual meeting of stockholders following the Effective Time. Following the expiry of its initial term, directors in each class would be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. The Current Certificate of Incorporation only states that the term of directors will be fixed by, or in the manner provided in, our bylaws, which currently provide that each director will serve for a term of one year.

Further, the Amended and Restated Certificate of Incorporation provides that, subject to the rights of our Principal Stockholders under the Stockholders’ Agreement, prior to the Trigger Date, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of our outstanding shares entitled to vote generally in the election of directors, voting as a single class. After the Trigger Date, subject to the rights of our Principal Stockholders under the Stockholders’ Agreement, the Amended and Restated Certificate of Incorporation allows any director or the entire Board of Directors to be removed from office at any time, only with cause, by the affirmative vote of at least 75% of our outstanding shares entitled to vote generally in the election of directors, voting as a single class. Neither the Current Certificate of Incorporation nor our bylaws address the removal of directors. Under Section 141(k) of the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in the election of directors.

Under the Amended and Restated Certificate of Incorporation, and subject to the rights of our Principal Stockholders under the Stockholders Agreement, any vacancy on our Board of Directors will be filled exclusively by our Board of Directors. The Current Certificate of Incorporation does not address how vacancies on our Board of Directors will be filled. That matter is addressed in our bylaws, which currently provides that vacancies will be filled by our Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to adopt, alter, amend, repeal or rescind, in whole or in part, our bylaws by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date, any amendment, alteration, change, addition or repeal of our bylaws by stockholders will require the affirmative vote of the holders of at least 50% of the voting power of our outstanding shares entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal our bylaws by stockholders will require the affirmative vote of the holders of 75% of the voting power of the our outstanding shares, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal. The Current Certificate of Incorporation does not address amendments of our bylaws. That matter is addressed in our bylaws, which currently provide that our bylaws can be amended by a majority of our Board of Directors. In addition, Section 109 of the DGCL permits a majority of our stockholders to amend our bylaws.

Limitation of Liability

The Amended and Restated Certificate of Incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The Current Certificate of Incorporation contains a similar provision.

Indemnification

The Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	we may advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our Amended and Restated Certificate of Incorporation are not exclusive.

The Amended and Restated Certificate of Incorporation also permits us to obtain insurance on behalf of any officer, director, employee or other agent for any liability of the Company or any other legal entity. The Current Certificate of Incorporation provides that LVB will, to the extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto with respect to liabilities incurred by such persons.

Action by Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation, prior to the Trigger Date, stockholders may act by written consent. However, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of our stockholders may be taken only upon the vote of the stockholders at an annual or special meeting and may not be taken by written consent of the stockholders. The Current Certificate of Incorporation does not address the ability of stockholders to take action by written consent. That matter is addressed in our bylaws, which currently provide that action can be taken by written consent of the holders of at least 80% of LVB’s outstanding common stock.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest or expectancy in the business opportunities of our non-employee directors and members of our Principal Stockholders Group. In addition, the Amended and Restated Certificate of Incorporation provides that our non-employee directors and members of our Principal Stockholders Group have no obligation to offer us an opportunity to participate in business opportunities presented to such director or member of our Principal Stockholders Group or its respective affiliates even if the opportunity is one that we might reasonably have pursued (and, therefore, such director or member of our Principal Stockholders Group may be free to compete with us in the same business or similar businesses) and that, to the fullest extent permitted by law, none of our non-employee directors, members of our Principal Stockholders Group or their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities described immediately above. The Current Certificate of Incorporation and our bylaws together have provisions with a similar effect. The provisions in our bylaws (unlike the provisions in the Amended and Restated Certificate of Incorporation) also apply to our officers.

Business Combinations with Interested Stockholders

Our Amended and Restated Certificate of Incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by our Board of Directors;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding shares entitled to vote generally in the election of directors at the time the transaction commenced; or

•	on or after such time, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding shares entitled to vote generally in the election of directors that are not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding shares entitled to vote generally in the election of directors or any entity or person affiliated with or controlling or controlled by any of these entities or persons and who beneficially owned 15% or more of our outstanding shares entitled to vote generally in the election of directors at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or an entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Amended and Restated Certificate of Incorporation provides that members of our Principal Stockholders Group, and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

The Current Certificate of Incorporation opts-out of the application of Section 203 of the DGCL, but does not include any additional provisions regarding business combinations with any interested stockholder.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that (i) prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Company entitled to vote on such amendment and (ii) on or following the Trigger Date, the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the Company entitled to vote on such amendment, in each case, voting together in a single class, will be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with the following provisions of the Amended and Restated Certificate of Incorporation:

•	provisions related to the size, classification, quorum requirements, vacancies on and removal of members of the Board of Directors;

•	limitations on the liability of directors;

•	the ability of the Principal Stockholders and directors that are not our employees to pursue corporate opportunities;

•	the ability of stockholders to act by written consent;

•	amendment of the Amended and Restated Certificate of Incorporation and bylaws;

•	business combinations with interested stockholders; and

•	indemnification of officers and directors.

The Current Certificate of Incorporation does not limit the ability of stockholders to amend the Current Certificate of Incorporation and can be amended in accordance with Section 242 of the DGCL, which requires the approval of a majority of the outstanding stock and a majority of each class of stock entitled to vote on an amendment in order for a corporation to amend its certificate of incorporation.

Effective Date

The written consent authorizes our Board of Directors to adopt the Amended and Restated Certificate of Incorporation and file it with the Secretary of State of the State of Delaware only in connection with the consummation of the IPO.

ACTION 3: APPROVAL OF THE 2014 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN

Our Board of Directors has approved, and the holder of 536,034,330 shares of our common stock, representing approximately 97.19% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving the 2014 Omnibus Equity Incentive Compensation Plan (the “Plan”), as described below. The written consent authorizes our Board of Directors to adopt the Plan, effective only upon the effectiveness of the Registration Statement and consummation of the IPO. If the IPO is not consummated, the Plan will not become effective. This summary is not a complete description of all provisions of the Plan and is qualified in its entirety by reference to the Plan, which is attached as Appendix C of this information statement.

Purpose

The purpose of the Plan is to advance our interests and the interests of our stockholders by providing our employees, independent contractors and directors, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.

Plan Administration

The Plan is administered by the Board of Directors or a Committee of the Board of Directors that the Board of Directors shall appoint from time to time to administer the Plan (the “Committee”). The Committee has the authority to, among other things, interpret the Plan, determine eligibility for, grant of and the terms of awards under the Plan, and to do all things necessary to carry out the purposes of the Plan. The Committee’s determinations under the Plan are conclusive and binding.

Authorized Shares

Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the Plan is 50,000,000 shares. Shares of common stock issued under the Plan may be either authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion. Any shares of common stock underlying awards that are issued subject to conditions, which may result in the forfeiture, cancellation or return of such shares to the Company, and any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. The maximum number of shares of common stock that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”) shall not exceed 4,000,000 shares.

Individual Limits

The maximum number of shares for which equity-based awards may be granted to any covered employee (within the meaning of Section 162(m)(3) of the Code) in any calendar year is 1,000,000 shares, and to any non-employee director shall not exceed 50,000 shares.

Eligibility

The Committee selects participants from among our employees, independent contractors, and non-employee directors who are in a position to make a significant contribution to our success. Currently, approximately 7,500 employees, 750 independent contractors, and ten non-employee directors would be eligible to participate. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to our employees.

Types of Awards

The Plan provides for grants of options, performance awards, and other awards convertible into or otherwise based on shares of our stock.

•

Stock options: The exercise price of an option, may generally not be less than the fair market value (or, in the case of an ISO granted to a ten-percent shareholder, 110% of the fair market value) of a share of common stock on the date of grant. The Committee determines the time or times at which stock options become exercisable and the terms on which such awards remain exercisable.

•	Performance awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria as determined by the Committee. The Plan permits the grant of performance awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, to the extent applicable, as well as awards that are not intended to so qualify.

•	Other stock-based awards: The Plan provides that the Committee may grant equity-based or equity-related awards, including stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units, dividend equivalents or dividend equivalent units.

Vesting

The Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment and Change in Control

The Committee has the authority to determine the effect of termination of employment or service or a change in control on an award.

Performance Criteria

The Plan provides that grants of performance awards may be based upon, and subject to achievement of, performance goals and may be intended to meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and that any performance goals shall relate to one or more of the following performance measures: market price of common stock, earnings per share of common stock, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or stockholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales shareholder returns and/or value, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, new profits, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, market performance, costs, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, safety, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations or the completion of other transactions.

The Plan provides that performance measures may relate to the performance of the Plan participant, us, one of our subsidiaries, any business group, any of our business units or other subdivisions, or any combination of the foregoing, as the Committee deems appropriate, and may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Unless otherwise determined by the Committee, the Committee shall retain the ability to use negative discretion to reduce (for all participants) the amount of an award granted under the Plan or to exclude, unless determined by the Committee within the ninety (90)-day period following the performance period, the impact of unusual, non-recurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of our equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by us during a performance period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; and any other items, each determined by the Committee in accordance with generally accepted accounting principles and as identified in our audited financial statements, including any related notes to such financial statements.

Estimate of Benefits

Because the grant of awards under the Plan will be within the discretion of the Committee, it is not possible at this time to determine the awards that will be made to named executive officers, executive officers, non-employee directors or other employees.

Transferability

Awards under the Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Committee.

Corporate Transactions

In the event of any merger, consolidation or similar transaction, the Committee shall, to the extent it deems appropriate, among other things, adjust each award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities, which a holder of the number of shares of our common stock subject to such award would have received in such merger or consolidation. In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, or a merger, consolidation or similar transaction, the Committee may also, among other things, provide for the cancellation and cash-out of outstanding awards, or provide for the exchange of awards with respect to some or all of the property, which a holder of common shares subject to such award would have received in the transaction or for securities of the acquirer or surviving entity and to make equitable adjustments to such awards.

Adjustments

In the event of certain corporate transactions (including the payment of an extraordinary cash dividend, a stock dividend or split, recapitalization, merger, consolidation combination or exchange of shares or similar corporate change), the Committee will appropriately adjust the maximum aggregate number of shares that may be delivered under and the individual limits included in the Plan, and will also make appropriate adjustments to the number and type of shares subject to awards, the exercise price of such awards or any other terms of such awards as the Committee deems appropriate.

Amendment and Termination

The Committee may amend or suspend the Plan or outstanding awards, or terminate the Plan as to future grants of awards, except that the Committee will not be able to alter the terms of an award if it would affect adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the Plan). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Tax Code or applicable securities exchange requirements.

Certain U.S. Federal Income Tax Consequences

The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to certain types of awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Accordingly, participants in the new plan should consult their respective tax advisors in determining the tax consequences of such participation.

Non-Qualified Stock Options (“NQOs”). A participant will not recognize any taxable income upon the grant of an NQO and we will not be entitled to a tax deduction with respect to such grant. Upon exercise of an NQO, the participant will recognize compensation income in an amount equal to the excess of the aggregate fair market value of the acquired shares of our common stock on the exercise date over the aggregate exercise price paid by the participant. The amount of compensation income recognized by the participant is subject to applicable payroll taxes. We will generally be entitled to a tax deduction at the same time and in the same amount as the participant recognizes compensation income. The participant’s tax basis for the shares of our common stock received pursuant to the exercise of an NQO will equal the sum of the compensation income recognized and the exercise price. In the event of a sale or other disposition of shares of our common stock received upon the exercise of an NQO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale.

ISOs. A participant will not recognize any taxable income upon the grant or exercise of an ISO, but the excess of the aggregate fair market value of the acquired shares of our common stock on the exercise date (the “ISO shares”) over the aggregate exercise price paid by the participant is included in the participant’s income for alternative minimum tax purposes. We will not be entitled to a tax deduction with respect to such grant or exercise. Upon a disposition of the ISO shares more than two years after grant of the ISOs and one year after exercise of the ISOs, any gain or loss is treated as long-term capital gain or loss. In such case, the Company would not be entitled to a deduction. If the participant sells the ISO shares prior to the expiration of these holding periods, the participant recognizes compensation income at the time of disposition equal to the excess if any, of the lesser of (1) the aggregate fair market value of the ISO shares on the exercise date and (2) the amount received for the ISO shares, over the aggregate exercise price previously paid by the participant. Any gain or loss recognized on such a premature disposition of the ISO shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. We will generally be entitled to a deduction at the same time and in the same amount as the participant recognizes compensation income.

Restricted Stock and Restricted Stock Units (“RSUs”). A participant will not recognize any taxable income upon the grant of a restricted stock award and we will not be entitled to a tax deduction with respect to such grant. When the restrictions lapse with regard to any installment of restricted stock, the participant will recognize ordinary income in an amount equal to the fair market value of the shares with respect to which the restrictions lapse, unless the participant elected to realize compensation income in the year the award is granted in an amount equal to the fair market value of the restricted stock awarded determined without regard to the restrictions. A participant will not recognize any taxable income upon the grant of RSUs and we will not be entitled to a tax deduction with respect to such grant. The participant will recognize compensation income at the time the RSUs are settled, in an amount equal to the cash paid or the fair market value of the shares delivered. The amount of compensation income recognized by the participant is subject to applicable payroll taxes. We will generally be entitled to a deduction at the same time and in the same amount as the participant recognizes compensation income.

Performance-Based Awards. A participant will not recognize any taxable income upon the grant of a performance-based award and we will not be entitled to a tax deduction with respect to such grant. The participant will recognize compensation income at the time the performance-based award vests or is settled, depending on the structure of the award, in an amount equal to the dollar amount, or the fair market value of the shares of common stock, subject to the award. The amount of compensation income recognized by the participant is subject to payroll taxes. We will generally be entitled to a deduction at the same time and in the same amount as the participant recognizes compensation income.

ACTION 4: APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors has approved, and the holder of 536,034,330 shares of our common stock, representing approximately 97.19% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving the 2014 Employee Stock Purchase Plan (the “ESPP”), as described below. The written consent authorizes our Board of Directors to adopt the ESPP, effective only in connection with the consummation of the IPO. If the IPO is not consummated, the ESPP will not become effective. This summary is not a complete description of all provisions of the Plan and is qualified in its entirety by reference to the ESPP, which is attached as Appendix D of this information statement.

Purpose

The purpose of the ESPP is to provide eligible employees of the Company and its designated subsidiaries who wish to become shareholders in the Company with a convenient method of purchasing common stock through payroll deductions.

ESPP Administration

The ESPP is administered by any committee appointed by the Board of Directors to administer the ESPP (the “Committee”). The Committee has the authority to, among other things, interpret the ESPP and take such actions in the administration and operation of the ESPP as are expressly called for in the ESPP or as the Committee deems equitable under the circumstances. The Committee’s determinations under the ESPP are conclusive and binding.

Authorized Shares

Subject to adjustment, the maximum number of shares of our common stock that may be offered to eligible employees under the ESPP is 6,850,000 shares.

Eligibility

Any employee of the Company or a designated subsidiary who has been employed by the Company or the designated subsidiary for at least one year whose customary employment is more than twenty hours per week and more than five months per calendar year shall be eligible to participate in the ESPP, subject to filling out enrollment forms and complying with other enrollment procedures. Certain employees who are citizens or residents of non-U.S. jurisdictions may be excluded from participation in the ESPP if prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause to ESPP or an offering to violate Section 423 of the Internal Revenue Code (the “Code”). Approximately 7,500 employees are currently eligible to participate in the ESPP. However, no employee will be permitted to elect to purchase common stock if after such purchase the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

Offering Periods

The Committee shall determine the number of offerings each year under the ESPP and the dates on which the offering period will commence and expire. Participation in one offering under the ESPP will not limit or require participation in any other offering. Unless the participant withdraws from the ESPP or participation is otherwise terminated, participation carries over from one offering period to the next, until the end of the final offering.

Method of Payment

Payment for common stock purchased under the ESPP will be made by payroll deduction, subject to a minimum deduction of 1% of compensation per pay period and a maximum deduction of 15% of compensation per pay period unless provided otherwise; provided, however, no employee may purchase common stock at a rate, which exceeds $25,000 of fair market value in a calendar year determined as of the date the participant accrues purchase rights under the ESPP. Payroll deductions will begin with the first pay period, which occurs coincident with or immediately following the offering commencement date to which offering it relates and shall terminate with the last pay period, which occurs on or prior to the last day of the offering period. Each payroll deduction shall be an amount equal to the percentage of the compensation that was designated by the participant in the participant’s enrollment form. All payroll deductions made for a participant shall be credited to the participant’s account under the ESPP.

Purchase of Common Stock

Common stock will be purchased on the last day of the purchase period. The amount of common stock purchased will be the number of whole shares that can be purchased with the amount credited to the account. Fractional shares will not be purchased. Any amounts remaining following purchase will be credited to a participant’s account during the next offering in which the participant participates.

Purchase Price

The purchase price per share of common stock will be determined by the Committee prior to the commencement of an offering; provided that the purchase price per share on any purchase date shall not be less than the lower of (i) 85% of the fair market value of the common stock on the offering commencement date for the offering period in which the purchase date occurs or (ii) 85% of the fair market value of common stock on the purchase date. The Committee reserves the right to change the purchase price per share to be anywhere from eighty-five percent (85%) to one-hundred percent (100%) of the fair market value of the common stock on either the offering commencement date and/or the purchase date. If the common stock is publicly traded, the fair market value will be the closing price of the common stock on the principal exchange on which the common stock is listed on the immediately preceding trading day. If the common stock is not publicly traded, the fair market value will be determined by the Committee in good faith.

Termination of Employment

A participant’s participation in the ESPP shall continue until the earliest of such time as: the participant notifies the Company in writing that the participant wishes to withdraw from the ESPP and such withdrawal becomes effective; the date of the participant’s separation of employment of the Company or any of its subsidiaries; or the termination of the ESPP. If a participant ceases to be an employee of the Company or any of its subsidiaries, whether due to termination of employment, retirement, or death, the participant’s participation in the ESPP shall terminate and the participant will be deemed to withdraw from the ESPP. When a participant withdraws from the ESPP, the participant’s account will be distributed to the participant or, in the event of participant’s death, to participant’s estate, without interest.

New Benefits under the ESPP

Because awards to employees under the ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time.

Transferability

Neither payroll deductions credited to the employee’s account nor any right to exercise a purchase right or to purchase shares under the ESPP may be transferred except by will or by the laws of descent and distribution.

Adjustments upon Merger, Asset Sale, Dissolution or Liquidation

In the event of a proposed sale of all or substantially all of the assets of the Company or the proposed merger of the Company with or into another corporation, the ESPP provides that arrangements will be made for each outstanding purchase right to be assumed or an equivalent purchase right substituted by the successor corporation or an affiliate of the successor corporation. In the event that a successor corporation refuses to assume or substitute for the purchase rights, or in the event of the proposed dissolution or liquidation of the Company, the offering period then in progress shall be shortened by setting a new purchase date, which shall be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation, unless determined otherwise by the Committee.

Adjustments upon Changes in Capitalization

The maximum number of shares which shall be made available for sale under the ESPP, the maximum number of shares each participant may purchase during each offering period, as well as the price per share and the number of shares covered by each purchase right under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or any other change in the number of shares effected without receipt of consideration by the Company.

Amendment and Termination

The Committee at any time and from time to time may modify, amend, suspend or terminate the ESPP, provided that no such action adversely affects the rights of a participant with respect to options that have already been granted. Furthermore, no amendment that requires stockholder approval in order to comply with Section 423 of the Code will be effective unless it is approved by the requited vote of stockholders of the Company.

Certain U.S. Federal Income Tax Consequences to Participants

Payroll deductions to the ESPP are made on an after-tax basis, which means that the applicable federal and state tax withholding is applied to a participant’s compensation before ESPP contributions are deducted. participants will not recognize any additional income as a result of participation in the ESPP until the disposal of shares of common stock acquired under the ESPP. Participants who hold their shares for more than 24 months after the beginning of the offering period or who die while holding their shares will recognize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares on the first day of the offering period over the purchase price paid by the participant.

Participants who dispose of their shares within 24 months after the beginning of the offering period have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant.

Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the ESPP will be capital gain or loss.

Certain U.S. Federal Income Tax Consequences to the Company

In the event of a disposition of shares by a participant after the expiration of the required holding periods, the Company will not recognize taxable income, nor will it be entitled to any deduction from income by reason of the participant’s purchase or disposition of the common stock. In the event a participant recognizes compensation income as a result of a disposition prior to the expiration of the required holding periods, the Company will be entitled to a corresponding deduction from its taxable income, subject to the deduction limitation imposed by Section 162(m) of the Code.

ACTION 5: APPROVAL OF THE 2014 EXECUTIVE BONUS PLAN

Our Board of Directors has approved, and the holder of 536,034,330 shares of our common stock, representing approximately 97.19% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving the 2014 Executive Bonus Plan (the “Bonus Plan”), as described below. The written consent authorizes our Board of Directors to adopt the Bonus Plan, effective only in connection with the consummation of the IPO. If the IPO is not consummated, the Bonus Plan will not become effective. This summary is not a complete description of all provisions of the Plan and is qualified in its entirety by reference to the Bonus Plan, which is attached as Appendix E of this information statement.

Purpose

The purpose of the Bonus Plan is to provide our employees, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.

General Information

The Bonus Plan provides for the granting of the opportunity to earn cash incentive awards based upon the achievement of performance goals during specified periods, known as performance periods. We expect to use the Cash Plan for annual and long-term cash incentive compensation of our executives, although the Company may use different or additional methods of granting Cash Plan awards in our discretion.

Bonus Plan Administration

The Bonus Plan will be administered by our Compensation Committee of the Board of Directors or another committee as designated by the Board (the “Committee”). The Committee shall administer, apply and interpret the provisions of the Bonus Plan, and shall have full power and authority to construe, interpret and carry out such provisions. The Committee’s determinations under the Bonus Plan are conclusive and binding.

Eligibility

Executive officers of the Company that are selected by the Committee are eligible to participate in the Bonus Plan. Approximately eleven executive officers are currently eligible to be selected for awards in the future.

Awards under the Bonus Plan

When the Committee makes an award under the Bonus Plan, it must establish the terms and conditions of the award within the time period required by the performance exception (generally, within 90 days after the beginning of the applicable performance period). Within this period, the Committee shall either:

•	Establish an award pool for the performance period, the applicable performance goals, a formula, matrix or other applicable criteria for determining the funding of the award pool and the portion of the award pool that is to be allocated to each participant for the performance period; or

•	Establish for each participant an award for the applicable performance period, the performance goals that must be achieved during the performance period, and a formula, matrix or other applicable criteria for determining the amount of award payable based on the degree of achievement of the performance goals.

The Committee will determine the award pool, if applicable, and awards based on the degree of achievement of the performance goals. A participant must be employed on the date that awards are paid in order to receive a payment under the Bonus Plan.

Estimate of Benefits

Because the grant of awards under the Bonus Plan will be within the discretion of the Committee, it is not possible at this time to determine the awards that will be made under the Bonus Plan.

Performance Goals

The performance goals established by the Committee may be (but need not be) different each performance period and different performance goals may be applicable to different participants. Performance goals are measures of performance based on one or more criteria established by the Committee, which must be met during the performance period as a condition of a participant’s receipt of an award in respect of such performance period. Such criteria (i) may relate to the performance of the Company, a Subsidiary, any business, group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. For awards intended to meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” performance goals shall be objective business criteria and relate to one or more of the following: market price of common stock, earnings per share of common stock, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or shareholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales, shareholder returns and/or value, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, new profits, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, market performance, costs, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, safety, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, or the completion of other transactions.

In establishing a measure of performance for any performance period, the Committee may provide that performance goals shall exclude the adverse impact of unusual, non-recurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of the Company’s equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by the Company during a performance period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; and any other items, each determined by the Committee in accordance with generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

Maximum Awards

The amount payable to any participant in a single calendar year shall not exceed (i) $5 million per calendar year with respect to awards with a performance period of a calendar year or less, or (ii) $15 million per calendar year with respect to awards with a performance period greater than a calendar year.

Termination of Employment

Upon a participant’s voluntary resignation or termination without cause, the Committee may authorize the full or partial payment of an award for the performance period in which termination occurs. Any participant who is terminated during a performance period for cause or is deemed to have been terminated for cause shall not receive an award for such performance period.

Change in Control

In the case of a change in control of the Company during a performance period, a participant shall be entitled to receive an award, pro rated for the period of active employment with the Company during such performance period and prior to the change in control. The award will be calculated as if the performance goals had been attained at the target level. Such amount will be payable in cash no later than the fifth day following the change in control.

Amendment and Termination

The Committee reserves the right, at any time including during a performance period, to amend, suspend or terminate the Bonus Plan, in any manner, and for any reason, and without the consent of any participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIALOWNERS AND MANAGEMENT

The following table sets forth information with respect to the ownership of as of February 28, 2014 for (a) each person known by us to own beneficially more than a 5% equity interest in us, (b) each member of our Board of Directors, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. We had 552.4 million shares of common stock outstanding as of March 31, 2014.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Biomet, Inc., 56 East Bell Drive, Warsaw, Indiana 46582.

	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner	Beneficial Ownership of our Common Shares	Percentage Owned
LVB Acquisition Holding, LLC(1)(2)(3)(4)(5)	536,034,330	97.19%
Jeffrey R. Binder(6)	3,927,500	0.71%
Daniel P. Florin(7)	718,000	0.13%
Adam R. Johnson(8)	192,500	0.03%
Robin T. Barney(9)	653,500	0.12%
Bradley J. Tandy(10)	562,500	0.10%
Timur Akazhanov(12)	0	0.00%
Jonathan J. Coslet(11)	0	0.00%
Adrian Jones(13)	0	0.00%
Max C. Lin(14)	0	0.00%
Chinh E. Chu(12)	0	0.00%
Michael Michelson(14)	0	0.00%
Dane A. Miller(15)	11,591,881	2.10%
Andrew Y. Rhee(13)	0	0.00%
Jeffrey K. Rhodes(11)	0	0.00%
All executive officers and directors as a group (20 persons)(16)	538,716,293	97.67%

(1)	95.93% of the membership units of LVB Holding are held by The Blackstone Funds (as defined below), The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds (as defined below).
(2)	The Blackstone Funds beneficially own 1,308,419.15815 membership units of LVB Holding, including (i) 610,123.16500 membership units of LVB Holding held by Blackstone Capital Partners V, L.P.,(ii) 97,734.55100 membership units of LVB Holding held by Blackstone Capital Partners V-AC L.P.,(iii) 289,050.00000 membership units of LVB Holding held by BCP V-S L.P., (iv) 13,731.75000 membership units of LVB Holding held by Blackstone Family Investment Partnership V L.P., (v) 21,712.55300 membership units of LVB Holding held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 2,291.27315 membership units of LVB Holding held by Blackstone Participation Partnership V L.P., and (vii) 273,775.86600 membership units of LVB Holding held by BCP V Co-Investors L.P., or collectively, the Blackstone Funds.

Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.

Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the membership units beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such membership units except to the extent of its or his indirect pecuniary interest therein. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(3)	The Goldman Sachs Group, Inc. beneficially owns 1,308,419.15815 membership units of LVB Holding, including (i) 433,679.15808 membership units of LVB Holding held by GS Capital Partners VI Fund, L.P., (ii) 15,413.18755 membership units of LVB Holding held by GS Capital Partners VI GmbH & Co. KG, (iii) 360,718.75833 membership units of LVB Holding held by GS Capital Partners VI Offshore Fund, L.P., (iv) 119,253.84819 membership units of LVB Holding held by GS Capital Partners VI Parallel, L.P., (v) 61,875.99000 membership units of LVB Holding held by GS LVB Co-Invest, L.P., (vi) 63,137.95000 membership units of LVB Holding held by Goldman Sachs BMET Investors, L.P., (vii) 184,785.45000 membership units of LVB Holding held by Goldman Sachs BMET Investors Offshore Holdings, L.P., (viii) 44,463.81600 membership units of LVB Holding held by GS PEP Bass Holdings, L.L.C., (ix) 6,309.80000 membership units of LVB Holding held by Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., (x) 9,013.20000 membership units of LVB Holding held by Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P., and (xi) 9,768.00000 membership units of LVB Holding held by Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P., or collectively, the GS Entities. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman, Sachs & Co. or Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The GS Entities share voting power and dispositive power with respect to the membership units of LVB Holding beneficially owned by them with certain of their respective affiliates. Adrian Jones is a managing director and Andrew Y. Rhee is a vice president of Goldman, Sachs & Co. Each of Mr. Jones, Mr. Rhee and these entities disclaims beneficial ownership of these membership units, except to the extent of their pecuniary interest therein, if any. The address of the GS Entities and The Goldman Sachs Group, Inc. is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(4)	KKR Biomet LLC beneficially owns 1,340,085.82482 membership units of LVB Holding. The address of KKR Biomet, LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. KKR Biomet LLC is owned by the following entities (with percentage ownership of KKR Biomet LLC): KKR 2006 Fund L.P. (83.4%), or KKR 2006 Fund, KKR PEI Investments, L.P. (11.3%), or PEI Investments, 8 North America Investor L.P. (3.6%), 8 North America, OPERF Co-Investment, LLC (0.7%), or OPERF, and KKR Partners III, L.P. (1.0%), or KKR Partners III.

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units.

As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units. As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units.

As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units.

Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF, PEI Investments and 8 North America. KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such membership units.

As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by KKR Partners III but disclaims beneficial ownership of such membership units.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments and KKR Partners III but disclaim beneficial ownership of such membership units.

(5)

The TPG Funds (as defined below) beneficially own 1,308,419.15815 membership units of LVB Holding, including (i) 50,000.00000 membership units held by TPG Partners IV, L.P., a Delaware limited partnership, or TPG Partners IV, whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, or TPG Holdings, (ii) 1,015,020.30532 membership units held by TPG Partners V, L.P., a Delaware limited partnership (“TPG Partners V”), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership, or TPG GenPar V, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 2,655.60483 membership units held by TPG FOF V-A, L.P., a Delaware limited partnership, or TPG FOF A, whose general partner is TPG GenPar V, (iv) 2,141.61680 membership units held by TPG FOF V-B, L.P., a Delaware limited partnership, or TPG FOF B, whose general partner is TPG GenPar V, (v) 235,843.63020 membership units held by TPG LVB Co-Invest LLC, a Delaware limited liability company, or TPG Co-Invest I, whose managing member is TPG GenPar V, (vi) 2,758.00100 membership units held by TPG LVB Co-Invest II LLC, a Delaware limited liability company, or TPG Co-Invest II and, together with TPG Partners IV, TPG Partners V, TPG FOF A, TPG FOF B and TPG Co-Invest I, the TPG Funds, whose managing member is TPG GenPar V. The general partner of TPG

Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings
(SBS) Advisors, Inc., a Delaware corporation, or TPG Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors and may therefore be deemed to be the beneficial owners of the membership units held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(6)	LVB Acquisition, Inc. common shares shown as beneficially owned by Mr. Binder reflect an aggregate of the following: (i) 147,500 common shares owned outright and (ii) 3,780,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(7)	LVB Acquisition, Inc. common shares shown as beneficially owned by Mr. Florin reflect an aggregate of the following: (i) 60,000 common shares owned outright and (ii) 658,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(8)	LVB Acquisition, Inc. common shares shown as beneficially owned by Mr. Johnson reflect an aggregate of the following: (i) 10,000 common shares owned outright and (ii) 182,500 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(9)	LVB Acquisition, Inc. common shares shown as beneficially owned by Ms. Barney reflect an aggregate of the following: (i) 55,000 common shares owned outright and (ii) 598,500 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(10)	LVB Acquisition, Inc. common shares shown as beneficially owned by Mr. Tandy reflect an aggregate of the following: (i) 112,500 common shares owned outright and (ii) 450,00 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.
(11)	Jonathan J. Coslet is a TPG Partner and Jeffrey K. Rhodes is a TPG Principal. Neither Mr. Coslet or Mr. Rhodes have voting or investment power over and each disclaim beneficial ownership of the membership units held by the TPG Funds and the LVB common shares held by LVB Holding. The address of Messrs. Coslet and Rhodes is c/o TPG Global, LLC is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(12)	Timur Akazhanov and Chinh E. Chu are officers of affiliates of the Blackstone Funds and each such person disclaims beneficial ownership of the common stock held by the Blackstone Funds. The address of Mr. Akazhanov and Mr. Chu is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.
(13)	Each of Adrian Jones, managing director, and Andrew Y. Rhee, vice president, may be deemed to be a beneficial owner of the membership units of LVB Holding held by the GS Entities and the LVB common shares held by LVB Holding due to his status with Goldman, Sachs & Co., and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Mr. Jones and Mr. Rhee is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(14)	Michael M. Michelson and Max C. Lin are executives of Kohlberg Kravis Roberts & Co. L.P. Affiliates of Kohlberg Kravis Roberts & Co. L.P. may be deemed to have beneficial ownership of 1,340,085.82482 membership units of LVB Holding and/or the LVB common shares held by LVB Holding. Messrs. Michelson and Lin disclaim beneficial ownership of such membership units and common shares. The address of Messrs. Michelson and Lin is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(15)	The Dane A. Miller Trust owns 5,795,936 shares and the Mary Louise Miller Trust owns 5,795,945 shares. The trustee of the Dane A. Miller Trust is Dane A. Miller. The trustee of the Mary Louise Miller Trust together with the Dane A. Miller Trust, the “Miller Trusts”) is Mary Louise Miller. The business address of the Miller Trusts is 700 Park Avenue, Suite G, Winona Lake, IN 46590.
(16)	Inclusive of 7,558,291 shares issuable upon exercise of vested options and options held by all executive officers and directors as a group that will vest within 60 days of this filing. This also includes shares owned by The Blackstone Funds, The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds, that may be deemed to be beneficially owned by certain of our directors, see footnotes (2), (3), (4) and (5) above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section includes information regarding, among other things, the overall objectives of our executive compensation program and each element of compensation that we provided, in each case with respect to the 2013 fiscal year. The goal of this section is to provide a summary of our executive compensation practices and the decisions that we made during this period concerning the compensation package payable to our executive officers, including the five executive officers listed in the Summary Compensation Table. Each of the executives listed in the Summary Compensation Table is referred to herein as a “named executive officer.” This “Compensation Discussion and Analysis” should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” below.

Executive Compensation Philosophy and Objectives

Our executive compensation practices are affected by the highly competitive nature of the orthopedics industry and the location of our executive offices in Warsaw, Indiana. The fact that a number of the leading orthopedic manufacturers in the world have significant operations in and around Warsaw, Indiana means that there are continuing opportunities for experienced orthopedic executives who reside in this area. On the other hand, the fact that Warsaw, Indiana, is a small town in a predominantly rural area can present challenges to attracting executive talent from other industries and parts of the country.

Our executive compensation policies and practices during the 2013 fiscal year reflected the compensation philosophies of our founders and were designed to help achieve the superior performance of our executive officers and management team by accomplishing the following goals:

•	attracting, retaining and rewarding highly qualified and productive persons;

•	relating compensation to company, business unit and individual performance;

•	encouraging strong performance without incentivizing inappropriate or excessive risk-taking;

•	establishing compensation levels that are internally equitable and externally competitive; and

•	encouraging an ownership interest and instilling a sense of pride in Biomet.

These objectives were based upon one of our founding philosophies: equity incentives in the form of stock options and restricted stock units (“RSUs”) are an excellent motivation for team members, including executive officers, and serve to align the interests of team members, management and our equity investors.

Based on these objectives, the compensation package of our executive officers during the 2013 fiscal year was intended to meet each of the following three criteria: (1) market levels competitive with companies of similar size and performance to us; (2) performance based, “at risk” pay that is based on both short and long-term goals; and (3) incentives that are structured to create alignment between our equity investors and executives.

Compensation Methodology

During the 2013 fiscal year, the Compensation Committee was responsible for administering the compensation and benefit programs for our senior management team, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our President and Chief Executive Officer was not a member of the Compensation Committee during the 2013 fiscal year and did not participate in the decisions as to his compensation package.

The most significant development in our executive compensation philosophy following the consummation of the 2007 Acquisition, including during the 2013 fiscal year, has been a greater emphasis on correlating compensation to our long-term equity growth. The Compensation Committee has provided significant equity investment opportunities in LVB tied to financial objectives through (1) offering certain of our employees one-time opportunities to purchase shares of LVB at a purchase price equal to the higher of fair market value and $10.00 per share (subject to the employee’s execution of a Management Stockholders’ Agreement, as described below under “—The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units”), (2) granting of options to purchase shares of LVB, and modifying the structure of non-equity awards to provide greater incentives for management performance and (3) granting of RSUs of LVB. The philosophy and target levels of each of the other compensation elements, including base salary, perquisites, health and welfare and retirement benefits during the 2013 fiscal year have largely continued to correspond to the levels of such awards, for periods prior to the 2007 Acquisition. The Compensation Committee’s decisions for the 2013 fiscal year, specifically with respect to base salary and total cash compensation for the Chief Executive Officer and his reports, including the other named executive officers, were made after considering (i) input from our Principal Stockholders on their general experience with current compensation practices with their respective portfolio companies of similar size, (ii) with respect to setting total cash compensation, by reference to two major executive compensation surveys, the Towers Watson 2012 Pharmaceutical and Health Sciences Compensation Survey, or Towers Watson Survey, and the Strategic Industry Reward Solutions (SIRS®) 2012 Benchmark Survey for Life Sciences, or SIRS Survey, and, together with the Towers Watson Survey, the Compensation Surveys, and (iii) with respect to general merit increases of base salary amounts from fiscal year 2012 amounts, for all of LVB’s employees including executive officers, general, broad-based market data, including the Towers Watson Salary Budget Planning Survey Report, Mercer Global Compensation Planning Report, WorldatWork Salary Budget Survey, Compdata Surveys Midwest Manufacturing & Distribution Survey, Radford Global Life Sciences Survey and Culpepper Life Sciences Compensation Survey.

The Elements of Biomet’s Executive Compensation Program

As a result of our compensation philosophies and objectives, the compensation package of our executive officers during the 2013 fiscal year consisted of five primary elements: (1) base salary, (2) non-equity incentive plan awards, (3) stock options and RSUs, (4) participation in employee benefit plans, and (5) deferred compensation elections. Consistent with prior fiscal years, our practice during the 2013 fiscal year was to provide total cash compensation (consisting of base salary plus annual cash incentive awards) at amounts we believed to be generally comparable with, or average to, the amounts paid to executives with companies of similar size and performance to us, in each case with responsibilities similar to the responsibilities of our executives.

Beginning in fiscal year 2013, in an effort to provide competitive, fair and equitable compensation, it was decided to benchmark total cash compensation opportunities for our executive officers on an annual basis. In establishing target compensation opportunities for our executive officers for fiscal year 2013, the Compensation Committee used market data from the Compensation Surveys, size-adjusted to reflect our annual revenues which resulted in a pool of approximately 635 companies with respect to the Towers Watson Survey and a pool of approximately 119 companies with respect to the SIRS Survey. The Compensation Committee generally targets base salary and total cash compensation relative to a range around the 50th percentile of market data, or the Target Range.

We used the Target Range, plus or minus 20% of the midpoint, as a goal for assessing the pay for each executive officer, including the named executive officers, for fiscal year 2013. The Compensation Surveys as adjusted indicated that for fiscal year 2013, the target total cash compensation for each of the applicable named executive officers was within the Target Range, except for Ms. Anderson, who was at 138% of the Target Range and Ms. Barney, who was slightly above the Target Range of target total cash compensation.

Base Salary. The Compensation Committee reviewed our performance, the executive officers’ performance, our future objectives and challenges and the current competitive environment and set the base salary for each executive officer at the beginning of the fiscal year. Our Chief Executive Officer, Mr. Binder’s base salary for fiscal year 2013 increased consistent with the Corporate merit increase of 3% in the United States as determined by the Compensation Committee. The Chief Executive Officer was given relatively broad latitude by the Compensation Committee to adjust the merit increase percentage upward or downward for his direct reports, subject to Compensation Committee approval, on the basis of Mr. Binder’s assessment of job performance for the preceding fiscal year. All named executive officer merit increases were consistent with the merit increases of 3% in the United States determined by Mr. Binder and approved by the Compensation Committee. Mr. Johnson received a base salary increase of 22.7% in connection with a promotion during fiscal year 2013. The increase was calculated using a quantitative analysis for total cash compensation from the Compensation Surveys, as adjusted.

Non-equity Incentive Plan. Annual cash incentive awards to our named executive officers for the 2013 fiscal year were paid under the terms of a non-equity incentive plan approved by our Compensation Committee following consummation of the 2007 Acquisition. The principal objective sought to be achieved by our non-equity incentive plan is to align awards with predetermined objectives and thereby improve performance in specific areas. Payments under the plan are calculated based upon a target percentage of the executive’s base salary (actually paid during the fiscal year) determined by position with us. Potential payments under the non- equity incentive plan for the 2013 fiscal year could have ranged from 0% to 200% of each named executive officer’s base salary based on corporate and business unit performance with Mr. Binder’s target bonus set at 110% of base salary and the target bonus of each of the other named executive officers set at a range of 60% to 80% of base salary as discussed below.

For fiscal year 2013, the Compensation Committee chose corporate and business unit incentive metrics that it considered important valuation metrics that would effectively measure our performance. Corporate and business unit criteria for the 2013 fiscal year consisted of (i) Adjusted EBITDA (as defined in the senior secured credit facilities), or Adjusted EBITDA, Credit Agreement, (ii) net sales and (iii) free cash flow as a percentage of net sales, or FCF/Net Sales%. For these purposes, Adjusted EBITDA, Credit Agreement is defined as operating income, as reported before special items from operations and depreciation and amortization from operations.

Company Free Cash Flow was originally defined as cash flow from operations less capital expenditures. In the meeting of the Compensation Committee to approve calculated bonus payouts, the Committee noted that the payout for the FCF/Net Sales metric was significantly higher than the budget plan due to the benefits of the refinancing activities executed by us during the fiscal year. The Committee used its discretion to adjust the bonus design to change the determination of Company Free Cash Flow to reflect unlevered free cash flow performance defined as cash flow from operations, less capital expenditures, plus cash paid interest. In addition, the Committee determined that the actual performance on the FCF/Net Sales metric should be adjusted further to reduce the results for the cash paid income tax benefit related to the restructuring activities and the timing of benefit realized from not settling an outstanding legal matter.

All adjustments were reviewed and approved by the Compensation Committee. See table below for additional definitions.

The Compensation Committee also established the weighting for each financial metric and approved a grid for each metric to determine the percentage of the target bonus that would be paid in respect of such metric, or percentage payout, based upon the percentage of target performance actually achieved. Target performance goals for each financial metric were generally established consistent with our operating plan for fiscal year 2013.

The following table details the percentage payouts by bonus metric:

(percentage of business plan target)	Bonus Payout Percentages(1)
	0%	200%
Jeffrey R. Binder
Daniel P. Florin
Robin T. Barney
Bradley J. Tandy
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
Adam R. Johnson
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Spine and Bone Healing Adjusted EBITDA, Credit Agreement(2)	below 90%	110.0% or greater
Spine and Bone Healing Sales	below 95%	107.5% or greater
Spine and Bone Healing FCF/Spine and Bone Healing Sales	below 90%	120.0% or greater
Microfixation Adjusted EBITDA, Credit Agreement(2)	below 90%	120.0% or greater
Microfixation Sales	below 90%	120.0% or greater
Microfixation FCF/Microfixation Sales	below 90%	130.0% or greater
Margaret Anderson(3)
Company Adjusted EBITDA, Credit Agreement(2)	below 95%	107.5% or greater
Dental Adjusted EBITDA, Credit Agreement(2)	below 90%	110.0% or greater
Dental Sales	below 95%	107.5% or greater
Dental FCF/Dental Sales	below 90%	120.0% or greater

(1)	The payments are calculated based on straight line interpolation from (a) 0%, for performance below the threshold set forth in the 0% bonus payout percentage column above, to 100%, for achievement of 100% of the applicable performance metric, and (b) 100% to 200%, for performance at or above the threshold set forth in the 200% bonus payout percentage column above.
(2)	Adjusted EBITDA, as defined in the Amended and Restated Credit Agreement (“Adjusted EBITDA, Credit Agreement”). Adjusted EBITDA, Credit Agreement and Adjusted EBITDA as defined elsewhere in this Prospectus are different metrics.
(3)	Ms. Anderson’s employment was terminated on March 1, 2013, pursuant to her separation agreement dated October 29, 2012.

The Compensation Committee established different weightings for corporate and business unit performance for each named executive officer in recognition of his or her role in driving our overall performance. The Compensation Committee also retained the authority to reduce or award an additional bonus amount, a leadership/discretionary award, at its discretion. None of the named executive officers received a leadership/discretionary award for fiscal year 2013.

The following chart shows the financial metrics and their weighting, targets, actual performance against the targets and resulting payout percentage for each of our and our business units’ performance goals discussed above:

(in millions, except percentages)	Target Performance(1)	Actual Performance(1)		Financial Metrics Payout
Jeffrey R. Binder
Daniel P. Florin
Robin T. Barney
Bradley J. Tandy
Company Adjusted EBITDA, Credit Agreement (50%)	$1,071.8	$1,087.7	(2)	59.89%
Company Sales (25%)	$3,041.1	$3,048.2		25.58%
Company FCF/Company Sales (25%)	20.3%	20.6	%(3)	29.41%
Board Discretion(4)				4.31%
Total (taking into account weighting)				119.19%
Adam R. Johnson
Company Adjusted EBITDA, Credit Agreement (25%)	$1,071.8	$1,087.7	(2)	29.95%
Spine and Bone Healing Adjusted EBITDA, Credit Agreement (12.5%)	$54.1	$55.5		15.70%
Spine and Bone Healing Sales (12.5%)	$261.6	$258.4		10.97%
Spine and Bone Healing FCF/Spine and Bone Healing Sales (12.5%)	13.7%	12.3	%(3)	15.57%
Microfixation Adjusted EBITDA, Credit Agreement (12.5%)	$98.2	$102.8		14.40%
Microfixation Sales (12.5%)	$31.9	$34.3		13.69%
Microfixation FCF/Microfixation Sales (12.5%)	27.5%	25.6	%(3)	11.09%
Total (taking into account weighting)				111.37%
Margaret Anderson
Company Adjusted EBITDA, Credit Agreement (25%)	$1,071.8	$1,087.7	(2)	29.95%
Dental Adjusted EBITDA, Credit Agreement (25%)	$56.9	$55.6	(5)	19.43%
Dental Sales (25%)	$271.7	$271.3	(5)	24.65%
Dental FCF/Dental Sales (25%)	18.7%	20.5	%(3)	29.95%
Board Discretion(4)				(3.98)%
Total (taking into account weighting)				100.00%

(1)	All dollar targets and actual performance at budget foreign exchange rates except actual Company Adjusted EBITDA, Credit Agreement.
(2)	Includes a reduction of $3.0 million due to foreign currency exchange benefits and discretionary increase of $5.9 million for direct to consumer national advertising campaign approved by the Board of Directors.
(3)	Free Cash Flow represents Adjusted EBITDA, Credit Agreement at budget foreign currency rates less capital expenditures at budget foreign currency rates plus or minus the change in working capital at budget foreign currency rates.
(4)	Represents discretionary adjustments made by the Compensation Committee based on individual business unit performance. Corresponding decreases were made in other areas to maintain total payout pool at calculated value.
(5)	Includes increase of $12.7 million to sales and $3.8 million to Adjusted EBITDA, Credit Agreement to adjust for significant market declines experienced in global dental market.

The following chart shows the weighting assigned to the various corporate and business unit performance goals discussed above as percentage of base salary for each named executive officer:

	Non-Equity Incentive Plan Target		Non-Equity Incentive Plan Maximum		Non-Equity Incentive Plan Payout (Paid in July 2013)
	% of Base Salary	Amounts ($)	% of Base Salary	Amounts ($)	% of Base Salary	Amount ($)
Jeffrey R. Binder	110%	$840,371	200%	$1,527,948	131%	$1,000,000
Daniel P. Florin	80%	359,801	200%	899,502	92%	413,366
Adam R. Johnson	80%	240,138	200%	600,346	86%	259,297
Robin T. Barney	80%	273,127	200%	682,818	92%	313,789
Bradley J. Tandy	60%	254,176	200%	847,252	69%	292,016
Margaret Anderson	80%	316,745	200%	791,862	80%	316,744

The Compensation Committee and management believe that the metrics for the non-equity incentive plan align well with our objective of relating compensation to company, business unit and individual performance.

New Cash Incentive Plan. We also intend to adopt a new cash incentive plan in connection with the IPO.

Stock Options and Restricted Stock Units. In 2007, the Board of Directors of LVB adopted the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan, or as amended the 2007 LVB Plan, which provides for the grant of non-qualified stock options to purchase shares of common stock of LVB, or the LVB Options, to our and our affiliates’ key employees, directors, service providers and consultants. The Compensation Committee is responsible for administering the 2007 LVB Plan and authorizing the grant of LVB awards pursuant thereto and may amend the 2007 LVB Plan (and any LVB awards) at any time. LVB awards may not be granted under the 2007 LVB Plan on or after November 16, 2017. When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. As of May 31, 2013, there were 2,552,711 shares available for issuance under the 2007 LVB Plan.

Generally 75% of the LVB Options granted to employees vest based on continued employment and 25% vest based on the achievement of annual Adjusted EBITDA, Credit Agreement performance criteria established by the Compensation Committee.

Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB award will be forfeited, and that the vested portion of his or her LVB award will expire on the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability, or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability or (5) the tenth anniversary of the grant date of the LVB award. In no event will any option remain outstanding after the tenth anniversary of the original grant date of such option.

Prior to receiving shares of LVB’s common stock, participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag-along and drag-along rights (and, with respect to certain senior members of management, limited registration and preemptive rights).

We do not have a regular program of annual equity grants. The Compensation Committee makes awards to our executive officers in its discretion as it deems necessary or appropriate. While we have historically granted stock options as our equity incentives, the Board of Directors and stockholders of LVB adopted and approved a Restricted Stock Unit Plan effective February 10, 2011, for executives and other key team members, or the Prior RSU Plan. In consultation with management, the Compensation Committee determined that such a plan would provide a valuable retention tool in the context of challenging market conditions and the resulting decrease in value of previously granted stock options, while at the same time continuing to align the interests of management and stockholders. In deciding to expand its equity incentives to include RSUs the Compensation Committee also noted the market trend toward RSUs in light of its need to continue to attract and retain talented people from competitors.

The number of RSUs granted to the Chief Executive Officer in 2011 was determined by the Compensation Committee, which based its determination on the size of the available pool of RSUs and the retention benefit of the award amount. With respect to the other named executive officers and other recipients, the Compensation Committee delegated to the Chief Executive Officer broad latitude to determine the number of RSUs to be granted to such individuals, subject to the final review and approval by the Compensation Committee. The Chief Executive Officer, in consultation with the Senior Vice President—Human Resources, made his determination of the number of RSUs granted to the other named executive officers in 2011 based on the size of the available pool of RSUs and several subjective factors, including level of responsibility, job performance, importance to our future success and retention risk.

On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and RSUs held by such employees for new stock options and RSUs. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,821,500 shares of common stock of LVB and eligible RSUs underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,821,500 new options and 10,795,000 new RSUs in exchange for the cancellation of such tendered options and RSUs. All of the named executive officers participated in the tender offer and such grants are reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table with respect to fiscal year 2013 and in the Grant of Plan-Based Awards table.

The objective of the tender offer was to provide employees who elected to participate with new options and new RSUs, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the current fair value on the grant date of $7.88 per share.

•	Vesting Periods—All prior options that were vested as of the completion date of the tender offer remained vested. All time-vesting options which were unvested as of the completion date of the tender offer continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case will the vesting schedule be extended past 2017.

•	Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of our most recent fiscal year ending on or prior to such vesting date, Biomet has achieved the Adjusted EBITDA, Credit Agreement target for such fiscal year determined by the Compensation Committee of our Board of Directors on or before the ninetieth (90th) day of such fiscal year and consistent with our business plan. The Adjusted EBITDA, Credit Agreement target for fiscal year 2013 was $1,071.7 million. As the actual Adjusted EBITDA, Credit Agreement was $1,087.7 million, the target was achieved.

Following the expiration of the tender offer, the Board of Directors of LVB adopted and approved the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, or the New RSU Plan, and, together with the Prior RSU Plan, the RSU Plans. The new restricted stock units issued pursuant to the tender offer were issued under the New RSU Plan. All of the outstanding restricted stock units issued under the Prior RSU Plan were tendered for exchange pursuant to the tender offer and no restricted stock units issued under the Prior RSU Plan remain outstanding. The aggregate number of shares available for issuance pursuant to the terms of the New RSU Plan is 14,000,000, up to 10,000,000 of which may be time-based restricted stock units and up to 4,000,000 of which may be performance-based restricted stock units. As of May 31, 2013, there were 946,500 shares available for issuance under the New RSU Plan, subject to adjustment as described in the New RSU Plan. Under the terms of the New RSU Plan, the Compensation Committee may grant participants RSUs, each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. The restricted stock units vest under certain time-vesting and liquidity event conditions.

The terms of the new RSUs are different from the tendered RSUs with respect to the vesting schedule, performance conditions and settlement. The new RSUs were granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged RSUs, the new RSUs will not vest in full on May 31, 2016 regardless of satisfaction of vesting conditions. This automatic vesting provision was not included in the new RSUs.

New time-based RSUs vested ten percent upon the grant date, as well as on January 1, 2013 and on January 1, 2014, and will vest ten percent on June 1, 2014; ten percent on January 1, 2015; ten percent upon on June 1, 2015; ten percent on January 1, 2016; fifteen percent on June 1, 2016; and fifteen percent on January 1, 2017, subject to participant’s continuous employment with us on the applicable vesting date. Vested time-based RSUs settle upon the earlier of a change of control, certain initial public offerings within six years of the grant date or the termination by reason of death or disability, or certain terminations in connection with a change of control. Participants holding new RSUs also received new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based RSU. Vested management dividend awards are paid by cash distributions promptly following each anniversary of the grant date until the earlier of certain initial public offerings by us or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited.

A percentage of the performance-based new RSUs may vest upon the Principal Stockholders’ sale of all or a portion of their stock in us, subject to the participant’s continued employment though such date. The percentage of performance-based RSUs that will be eligible to vest and settle upon a sale is equal to the percentage of the Majority Stockholders (as defined in the New RSU Plan) initial interest which is sold in each transaction (the “eligible percentage”). Further, in each sale or offering, fifty percent of the eligible percentage of performance RSUs vest if the Principal Stockholders receive an individual MoM (as defined below) and cumulative MoM (as defined below) of at least 1.10 (the “1.10 MoM RSUs”), and fifty percent vest if the Majority Stockholders receive an individual MoM and cumulative MoM of at least 1.25 (the “1.25 MoM RSUs”). The individual MoM test is satisfied if the MoM thresholds are met based on the Majority Stockholders’ interest sold in the current transaction. The cumulative MoM test is satisfied if the MoM thresholds are met based on the Majority Stockholders’ aggregate interest sold to date. If either the individual MoM test or cumulative MoM test fails, no performance-based RSUs will vest for that particular sale or offering. However, any performance-based RSUs that did not vest in a prior sale are eligible to vest if both the individual and cumulative MoM tests are met on a subsequent sale. In addition and separate from the individual and cumulative MoM tests, unvested 1.10 MoM RSUs will become fully vested once the Majority Stockholders have received cash proceeds equal to 1.10 times its total cost basis and unvested 1.25 MoM RSUs will become fully vested once the Majority Stockholders have received 1.25 times its total cost basis. Following the fifth year from the date of grant of the new performance-based RSUs, any performance-based RSUs that remain unvested will also vest if (i) we are publicly traded and (ii) certain stock price targets are met. Any unvested 1.10 MoM RSUs will vest if our stock price reaches—and maintains for 30 consecutive days—a level which would value the Majority Stockholders’ total interest (based on the Majority Stockholders’ realized proceeds to date plus their unrealized stake valued at our stock price on such date) over the Majority Stockholders’ initial investment at a level of at least 1.10 and any unvested 1.25 MoM RSUs will vest if the stock price achieves such a level which would value the Majority Stockholders’ total interest over the Majority Stockholders’ initial investment at a level of at least 1.25.

The New RSU Plan defines “cumulative MoM” as equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholders in connection with all liquidity events to date, including all cash dividends and other distributions directly or indirectly to the Majority Stockholders in respect of the initial majority stockholder shares on or prior to the date on which the liquidity event occurs, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholders for the initial majority stockholder shares and (2) a fraction, the numerator of which is the number of initial Majority Stockholders’ shares disposed of in all such liquidity events to date and the denominator of which is the number of the initial Majority Stockholders’ shares; provided that to the extent any such liquidity event does not result in the sale, transfer or other disposition of initial Majority Stockholders’ shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash.

In addition, the New RSU Plan defines “individual MoM” as equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholders in connection with the liquidity event, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the initial Majority Stockholders’ shares and (2) a fraction, the numerator of which is the number of initial Majority Stockholders’ shares disposed of in such liquidity event and the denominator of which is the number of the initial Majority Stockholders’ shares; provided that to the extent any such liquidity event does not result in the sale, transfer or other disposition of initial Majority Stockholders’ Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash.

Upon termination of a participant’s employment, the New RSU Plan provides that any unvested RSUs will be forfeited. In addition, following the termination of employment with us, all new RSUs, whether vested or unvested, will be forfeited if such employee provides services to any of our competitors.

On March 27, 2013, the Compensation Committee of LVB adopted and approved an amendment to the New RSU Plan, which permits certain participants in the New Plan, including the named executive officers, to be eligible to elect to receive a cash award with respect to certain of their vested time-based RSUs subject to certain additional performance conditions. None of the named executive officers elected to participate in such program.

New Equity Plan. We intend to adopt a new equity incentive plan in connection with the IPO. Upon adoption of this plan, we will no longer make awards under the 2012 Restricted Stock Unit Plan or the 2007 LVB Plan.

Retirement Plans. During the 2013 fiscal year our executive officers in the United States were eligible to participate in our 401(k) plan, or the “401(k) Plan.” Each year we, in our sole discretion, may match 100% of each team member’s contributions, up to a maximum amount equal to 6% of the team member’s annual cash compensation. All contributions to the 401(k) Plan are allocated to accounts maintained on behalf of each participating team member and, to the extent vested, are available for distribution to the team member or beneficiary upon retirement, death, disability or termination of service.

During the 2013 fiscal year our European executive officers in certain countries were eligible to participate in a defined contribution plan. Each year we contribute a percentage of employees’ pensionable salaries based on their age at January 1st.

We do not sponsor or maintain any pension plans applicable to our named executive officers.

Deferred Compensation. We maintain the Biomet Deferred Compensation Plan, or Deferred Compensation Plan, a non-qualified deferred compensation plan, which is available for our senior management. The Deferred Compensation Plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assist senior management in their planning for retirement and other long-term savings goals in a tax effective manner. We have not historically made any contributions to the Deferred Compensation Plan; however, we reserve the right to make discretionary allocations to accounts at times and in amounts designated by us. Under the Deferred Compensation Plan, eligible participants may defer up to 100% of their base salary and annual cash incentive award. Participants receive scheduled distributions from the Deferred Compensation Plan, which are treated as ordinary income subject to federal and state income taxation at the time of distribution. Except in circumstances of hardship, unscheduled withdrawals are not permitted. Amounts contributed to the Deferred Compensation Plan are at the participant’s election and are treated as “deemed investments,” which means that the participants have no ownership interest in the investment alternative selected. The participants’ deferrals and any notional investment gains thereon are reflected on our financial statements and are part of our unsecured general assets. The Deferred Compensation Plan is an unfunded “future promise to pay” by us. Neither Biomet nor the Deferred Compensation Plan record keeper provides any guarantee of investment return. We do not pay above-market interest rates on deferred amounts of compensation. Mr. Tandy participates in the current Deferred Compensation Plan.

Perquisites. We believe that our approach to perquisites has historically been, and continues to be, generally comparable to other companies in our “informal peer group.” Our “informal peer group” includes our Principal Stockholders’ respective portfolio companies of similar size and other companies in the orthopedics industry, including Zimmer Holdings, Inc., Stryker Corp. and Medtronic, Inc. We use this group as an anecdotal tool and not for purposes of quantitative benchmarking. Our President and Chief Executive Officer and other named executive officers generally have been permitted, when practical and consistent with historical practice, to use company aircraft for business and personal travel for security reasons. On a case by case basis, we have historically reimbursed certain executives for social club dues, offered to provide a travel allowance in connection with Biomet related travel, and offered to provide relocation assistance to certain members of our senior management team who relocate their principal residence at our request. For example, we have historically, at times, provided reimbursement of moving expenses and protection against a loss on the sale of the executive’s home.

Health and Welfare Benefits. Named executive officers have historically received similar benefits to those provided to all other salaried U.S. employees, such as medical, dental, vision, life insurance and disability coverage.

Employment Agreements. We have entered into employment agreements with each of our named executive officers to help ensure the retention of those executives critical to our future success. These agreements contain severance and change in control provisions which provide for potential future compensation depending on the circumstances of their departure from Biomet. Employment agreement summaries for each named executive officer are included below.

Policy with Respect to Deductibility of Compensation over $1 Million. Section 162(m) of the Code generally limits to $1.0 million the tax deductibility of annual compensation paid by publicly held corporations (as defined in the Code) to certain executives. However, performance based compensation can be excluded from this limit if it meets certain requirements. Prior to the 2007 Acquisition, Biomet’s Compensation Committee’s policy was historically to consider the impact of Section 162(m) in establishing compensation for our senior executives. However, the committee historically retained the discretion to establish compensation, even if such compensation was not deductible under Section 162(m), if, in the committee’s judgment, such compensation was in our best interest and was reasonably expected to increase shareholder value. Following the 2007 Acquisition and through the 2012 fiscal year, because we were not a publicly held corporation (as defined in the Code) with publicly held equity, the restrictions of Section 162(m) have not applied to us. During fiscal year 2012, LVB filed a registration statement on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934 because there were more than 500 holders of stock options representing the right to acquire shares of LVB common stock, par value $0.01 per share, as of the end of LVB’s fiscal year ended May 31, 2011, which means that LVB is now a publicly held corporation for purposes of Section 162(m) of the Code. The Compensation Committee will therefore consider the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies going forward. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders. Other than with respect to the grandfather period for existing performance based compensation arrangements, until such time as the Compensation Committee or a designated subcommittee is comprised of a majority of outside directors (as defined in the Code), we will not be able to qualify for the exclusions of performance based compensation from the $1 million limit.

Executive Compensation Tables

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during the 2011, 2012 and 2013 fiscal years (as applicable) by our named executive officers. The total compensation presented below does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers during the 2011, 2012 and 2013 fiscal years.

The individual components of the total compensation calculation reflected in the Summary Compensation Table with respect to fiscal 2013 are broken out below:

Salary. Base salary earned during the 2013 fiscal year. Refer to “—The Elements of Biomet’s Compensation Program—Base Salary” above for further information concerning this element of our compensation program.

Equity-Based Awards. The awards disclosed under the heading “Stock Awards” consist of RSUs granted under the RSU Plans and the awards disclosed under the heading “Option Awards” consist of grants of stock options awarded under the 2007 LVB Plan. For further information about our equity-based award programs, refer to “—The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units” above. In addition, details about equity-based awards made during the 2013 fiscal year are included in the Grants of Plan—Based Awards Table below. The dollar amounts for the awards in the Summary Compensation Table below reflect the grant date fair value of award grants made in the fiscal year, measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) utilizing the assumptions discussed in Note 12, Share-based Compensation and Stock Plans, to our audited consolidated financial statements for each of the three years in the period ended May 31, 2013 contained elsewhere in this prospectus. The increase in the value of equity awards in fiscal year 2013 was related to the modification described above. The recognized compensation expense of the equity-based awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officer based on a number of factors. The factors include our actual operating performance, common share price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Non-equity Incentive Plan Compensation. Our named executive officers earned annual cash incentive awards for the 2013 fiscal year. Refer to “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan” above for further information concerning this element of our compensation program.

All Other Compensation. The amounts included under the “All Other Compensation” heading represent the sum of: (1) certain perquisites and other personal benefits; (2) Biomet-paid contributions to defined contribution and other retirement plans; (3) Biomet-paid insurance premiums; (4) certain tax reimbursements made by us; and (5) certain other amounts more fully described in footnote (2) to the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Jeffrey R. Binder	2013	763,974	13,564,000	4,441,500	1,000,000	845,616	20,615,090
President and Chief Executive Officer	2012	717,036	—	—	687,982	689,205	2,094,223
	2011	717,036	8,500,000	—	416,310	393,875	10,027,221

Daniel P. Florin	2013	449,751	2,702,200	793,763	413,366	87,051	4,446,131
Senior Vice President and Chief Financial Officer	2012	422,118	—	—	337,695	65,876	825,689
	2011	422,118	1,750,000	—	208,054	33,216	2,413,388

Adam R. Johnson	2013	300,173	2,186,800	480,063	259,297	216,934	3,443,267
Senior Vice President, President of EBI, LLC and Biomet Microfixation, LLC

Robin T. Barney	2013	341,409	1,673,200	703,238	313,789	68,747	3,100,383
Senior Vice President, World Wide Operations	2012	315,433	—	—	267,933	53,576	636,942

Bradley J. Tandy	2013	423,626	1,579,200	528,750	292,016	67,291	2,890,883
Senior Vice President; General Counsel and Secretary	2012	396,733	—	—	238,040	51,395	686,168

Margaret Anderson(3)	2013	317,516	1,709,600	798,750	316,744	147,457	3,290,067
Senior Vice President and President, Biomet 3i	2012	386,275	—	—	88,169	39,764	514,208
	2011	386,275	1,600,000	—	291,251	4,074	2,281,600

(1)	For each named executive officer listed in the Summary Compensation Table above, the amounts included in the Stock Awards and Option Awards columns reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of grants made in the applicable fiscal year.
(2)	The table below presents an itemized account of “All Other Compensation” provided during the 2011, 2012 and 2013 fiscal years (as applicable). For each named executive officer listed below, the sum of the amounts listed in the columns in the table below reflects the total value included under the “All Other Compensation” heading in the table above.

	Year	Life Insurance Premiums ($)	Retirement Plan Contributions ($)	Travel Allowance ($)(a)	Personal Use of Company Aircraft ($)(b)	Other ($)		Total ($)
Jeffrey R. Binder	2013	288	15,300	13,500	534,528	282,000	(c)	845,616
	2012	176	13,200	13,000	474,829	188,000	(d)	689,205
	2011	63	14,700	13,000	366,112	—		393,875

Daniel P. Florin	2013	288	16,263	13,500	—	57,000	(c)	87,051
	2012	176	14,700	13,000	—	38,000	(d)	65,876
	2011	63	14,033	13,000	6,120	—		33,216

Adam R. Johnson	2013	288	12,590	13,500	—	190,556	(c)(e)	216,934

Robin T. Barney	2013	288	15,959	13,500		39,000	(c)	68,747
	2012	176	14,400	13,000	—	26,000	(d)	53,576

Bradley J. Tandy	2013	288	14,946	13,500	4,057	34,500	(c)	67,291
	2012	176	15,219	13,000	—	23,000	(d)	51,395

Margaret Anderson	2013	288	10,116	—	—	137,053	(f)	147,457
	2012	176	11,588	—	—	28,000	(d)	39,764
	2011	63	4,011	—	—	—		4,074

(a)	Represents the cost to us of providing a car allowance to Messrs. Binder, Florin, Johnson and Tandy and Ms. Barney.
(b)	Represents our incremental costs incurred for personal use of our aircraft. This amount is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time used for an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel and oil costs, maintenance and repairs, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our named executive officers on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our named executive officers any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

Pursuant to the employment agreement between us and Mr. Binder, dated June 11, 2008, as amended and restated on January 14, 2013, we agreed to arrange, at our expense, for Mr. Binder to fly once per week to and from Mr. Binder’s Texas home and our headquarters or such other location as may be reasonably specified by us during the term of the employment agreement. We will not provide Mr. Binder with a “gross up” for taxes incurred in connection with these benefits. If, however, Mr. Binder uses a commercial flight and the income imputed in connection with the commercial flight exceeds the amount that would have been imputed to Mr. Binder if he had used our aircraft, we will provide to Mr. Binder a “gross up” for taxes incurred on the amount of such excess. No gross ups were paid for the periods presented. Our incremental costs associated with extending these benefits to Mr. Binder are capped at $500,000 in any twelve-month period. For the purposes of applying this limitation, our incremental cost for commercial flights shall be the cost of Mr. Binder’s tickets, and for flights on Biomet-operated aircraft shall be the incremental per-hour cost associated with Mr. Binder’s flights and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs. The amount that appears under the Personal Use of Company Aircraft heading reflects the amount of this rolling twelve-month allowance that Mr. Binder used during fiscal 2013, 2012 and 2011.

(c)	We paid an RSU management dividend award pursuant to the New RSU Plan grant agreement.
(d)	We paid a special bonus amount to our employees who were allocated RSUs under LVB’s 2012 Restricted Stock Unit Plan to ameliorate the consequences of the delayed rollout of the Plan.
(e)	Mr. Johnson received a living allowance each pay period related to his promotion to during fiscal year 2013. The allowance totaled $154,556.
(f)	Pursuant to Ms. Anderson’s separation agreement, we paid Ms. Anderson cash severance of $137,053.
(3)	Ms. Anderson’s employment was terminated on March 1, 2013, pursuant to her separation agreement dated October 29, 2012.

Grants of Plan-Based Awards in Fiscal 2013 Table

During the 2013 fiscal year, we granted cash incentive awards to our named executive officers under our non- equity incentive plan. Information with respect to each of these payments is set forth in the table below. For additional discussion of our non-equity incentive plan, refer to “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.” During the 2013 fiscal year, we granted equity-based awards to one of our named executive officers, Mr. Johnson. In addition, we completed the exchange offer relating to the LVB options and RSUs granted to employees in July 2012. Information with respect to these awards is set forth in the table below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey R. Binder	July 31, 2012	$—	$840,371	$1,527,948	—	1,050,000	(1)	—	—		—		$7.88	$1,110,375
	July 31, 2012	—	—	—	—	—		—	—		3,150,000	(2)	7.88	3,331,125
	July 31, 2012	—	—	—	—	920,000	(3)	—	—		—		—	4,456,743
	July 31, 2012	—	—	—	—	—		—	1,880,000	(4)	—		—	9,107,257

Daniel P. Florin	July 31, 2012	—	359,801	899,502	—	187,500	(1)	—	—		—		7.88	198,441
	July 31, 2012	—	—	—	—	—		—	—		562,500	(2)	7.88	595,322
	July 31, 2012	—	—	—	—	185,000	(3)	—	—		—		—	884,791
	July 31, 2012	—	—	—	—	—		—	380,000	(4)	—		—	1,817,409

Adam R. Johnson	July 31, 2012	—	240,138	600,346	—	43,750	(1)	—	—		—		7.88	46,266
	July 31, 2012	—	—	—	—	—		—	—		131,250	(2)	7.88	138,797
	July 31, 2012	—	—	—	—	120,000	(3)	—	—		—		—	728,933
	July 31, 2012	—	—	—	—	—		—	240,000	(4)	—		—	1,457,867
	August 27, 2012	—	—	—	—	31,250	(5)	—	—		—		7.88	73,750
	August 27, 2012	—	—	—	—	—		—	—		93,750	(6)	7.88	221,250

Robin T. Barney	July 31, 2012	—	273,127	682,818	—	166,250	(1)	—	—		—		7.88	175,810
	July 31, 2012	—	—	—	—	—		—	—		498,750	(2)	7.88	527,429
	July 31, 2012	—	—	—	—	130,000	(3)	—	—		—		—	557,733
	July 31, 2012	—	—	—	—	—		—	260,000	(4)	—		—	1,115,467

Bradley J. Tandy	July 31, 2012	—	254,176	847,252	—	125,000	(1)	—	—		—		7.88	132,188
	July 31, 2012	—	—	—	—	—		—	—		375,000	(2)	7.88	396,563
	July 31, 2012	—	—	—	—	110,000	(3)	—	—		—		—	510,918
	July 31, 2012	—	—	—	—	—		—	230,000	(4)	—		—	1,068,282

Margaret Anderson	July 31, 2012	—	316,745	791,862	—	187,500	(1)	—	—		—		7.88	199,688
	July 31, 2012	—	—	—	—	—		—	—		562,500	(2)	7.88	599,063
	July 31, 2012	—	—	—	—	140,000	(3)	—	—		—		—	569,867
	July 31, 2012	—	—	—	—	—		—	280,000	(4)	—		—	1,139,733

(1)	Awards granted in connection with the exchange offer completed in July 2012. Represents performance-based options.
(2)	Awards granted in connection with the exchange offer completed in July 2012. Represents time-based options.
(3)	Awards granted in connection with the exchange offer completed in July 2012. Represents performance-based RSUs.
(4)	Awards granted in connection with the exchange offer completed in July 2012. Represents time-based RSUs.
(5)	Mr. Johnson’s award was not granted in connection with the exchange offer. A supplemental grant was made in connection with his promotion during fiscal year 2013. Represents performance-based options.
(6)	Mr. Johnson’s award was not granted in connection with the exchange offer. A supplemental grant was made in connection with his promotion during fiscal year 2013. Represents time-based options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2013 Table

For further information on our awards and their material terms, refer to “Compensation Discussion and Analysis—The Elements of Biomet’s Compensation Program” and “—Employment Agreements and Potential Post-Termination Payments.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the equity awards granted to our named executive officers, which are comprised of stock option awards under the 2007 LVB Plan (vested and unvested) and RSUs under the New RSU Plan (vested and unvested) that were outstanding as of the end of the 2013 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey R. Binder	2,992,500	157,500	—	$7.88	October 5, 2019	1,880,000	$14,805,000	920,000	$7,245,000
	577,500	—	472,500	7.88	October 5, 2019	—	—	—	—
Daniel P. Florin	473,812	24,938	—	7.88	October 5, 2019	380,000	2,992,500	185,000	1,456,875
	91,438	—	74,812	7.88	October 5, 2019	—	—	—	—
	38,250	25,500	—	7.88	October 5, 2019	—	—	—	—
	4,250	—	17,000	7.88	October 5, 2019	—	—	—	—
Adam R. Johnson	124,687	6,563	—	7.88	October 5, 2019	240,000	1,890,000	120,000	945,000
	24,062	—	19,688	7.88	October 5, 2019	—	—	—	—
	—	93,750	—	7.88	August 27, 2022	—	—	—	—
	—	—	31,250	7.88	August 27, 2022	—	—	—	—
Robin T. Barney	473,812	24,938	—	7.88	October 5, 2019	260,000	2,047,500	130,000	1,023,750
	91,438	—	74,812	7.88	October 5, 2019	—	—	—	—
Bradley J. Tandy	356,250	18,750	—	7.88	October 5, 2019	230,000	1,811,250	110,000	866,250
	68,750	—	56,250	7.88	October 5, 2019	—	—	—	—
Margaret Anderson	225,000	—	—	7.88	October 5, 2019	56,000	441,000	—	—
	37,500	—	—	7.88	October 5, 2019	—	—	—	—

(1)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are exercisable and that are not reported in Column 3— “Number of Securities Underlying Unexercised Unearned Options.”
(2)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are unexercisable and that are not reported in Column 3— “Number of Securities Underlying Unexercised Unearned Options.” The vesting schedules of the outstanding unvested options are listed below:

•	With respect to Mr. Binder, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 52,500 common shares on July 11, 2013, 2014 and 2015.

•	With respect to Mr. Florin, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 8,313 common shares on July 11, 2013, 2014 and 2015 and 17,000 common shares on October 1 in each of 2013 and 2014 and 4,250 on October 1 in each of 2015 and 2016.

•	With respect to Mr. Johnson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is scheduled to vest in increments of 2,188 common shares on July 11, 2013, 2014 and 2015 and 18,750 common shares on August 1 in each of 2013, 2014, 2015, 2016 and 2017.

•	With respect to Ms. Barney, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 8,313 common shares on July 11, 2013, 2014 and 2015.

•	With respect to Mr. Tandy, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 6,250 common shares on July 11, 2013, 2014 and 2015.

•	With respect to Ms. Anderson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in an increment of 112,500 common shares on October 1, 2013.

(3)	Represents, on an award-by-award basis, the total number of common shares underlying unexercised options awarded under any equity incentive plan that have not been earned. Performance awards vest based on our achievement of Adjusted EBITDA, Credit Agreement targets established by the Compensation Committee. The performance criteria for options vesting based on the fiscal 2011 and 2012 results did not meet the target and did not vest.

•	With respect to Mr. Binder, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 157,500 common shares on July 11 in each of 2013, 2014 and 2015.

•	With respect to Mr. Florin, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 91,438 common shares on July 11, 2013 and 2014, 24,936 common shares on July 11, 2015, and 4,250 common shares on October 1 in each of 2013, 2014, 2015 and 2016.

•	With respect to Mr. Johnson, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is eligible to vest in increments of 6,563 common shares on July 11 in each of 2013, 2014 and 2015 and 6,250 common shares on August 1 in each of 2013, 2014, 2015, 2016 and 2017.

•	With respect to Ms. Barney, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 24,937 common shares on July 11, 2013 and 2014 and 24,939 on July 11, 2015.

•	With respect to Mr. Tandy, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 18,750 common shares on July 11 in each of 2013, 2014 and 2015.

(4)	The exercise price, as it was recorded in the applicable stock option award agreement at the time of grant for each option reported in Columns 1 and 2— “Number of Securities Underlying Unexercised Options” and Column 3— “Number of Securities Underlying Unexercised Unearned Options.”
(5)	Represents the tenth year anniversary for each option award reported in Columns 1 and 2— “Number of Securities Underlying Unexercised Options” and Column 3— “Number of Securities Underlying Unexercised Unearned Options.” For information on the vesting schedule of unvested portions of outstanding option awards, see footnote (2), and footnote (3), above.
(6)	The market value of shares or units of stock that have not vested is calculated by multiplying the number of shares or units of stock that have not vested by $7.875, which was the fair value of each common share underlying each option or stock unit.
(7)	The time-based RSUs also have a liquidity event condition that must be met for the RSUs to be fully vested.

Option Exercises and Stock Vested Table

During the 2013 fiscal year, no stock options were exercised by, and no stock awards vested to, the named executive officers.

Non-Qualified Deferred Compensation

Our frozen Deferred Compensation Plan is a non-qualified deferred compensation plan, which was available to members of our senior management. The plan was frozen on December 31, 2010. The plan allowed eligible participants to defer pre-tax compensation to reduce current tax liability and assisted senior management in their plan for retirement and other long-term savings goals in a tax-effective manner. Under this plan, eligible participants deferred up to 100% of their base salary and annual cash incentive payments, as well as board fees for non-employee directors, as applicable. We did not make any contributions to the plan.

Our current Deferred Compensation Plan is a non-qualified deferred compensation plan, which is available to members of our senior management. This plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assists those team members in their plan for retirement and other long-term savings goals in a tax-effective manner. Under the plan, eligible participants can defer up to 100% of their base salary and annual cash incentive payments, as well as board fees for non-employee directors, as applicable. We did not make any contributions to the plan.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)(2)
Jeffrey R. Binder	$—	$—	$114,031	$—	$549,715	(2)
Daniel P. Florin	—	—	—	—	—
Adam R. Johnson	—	—	—	—	—
Robin T. Barney	—	—	18,882	—	194,189	(2)
Bradley J. Tandy	—	—	31,608	—	150,257	(2)
	20,731	—	707	—	21,438
Margaret Anderson	—	—	—	—	—

(1)	Represents investment salary deferral in the current Deferred Compensation Plan which is also reported as compensation for 2013 in the Summary Compensation Table above of $ for Mr. Tandy.
(2)	Represents an investment in the frozen Deferred Compensation Plan.

Employment Agreements and Potential Post-Termination Payments

We have employment agreements with each of Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney and Ms. Anderson. These agreements contain severance and change in control provisions.

Employment Agreement with Jeffrey R. Binder

On January 14, 2013, we entered into an amended and restated employment agreement with Mr. Binder (the “Employment Agreement”), pursuant to which he will continue to serve as our President and Chief Executive Officer and will continue to be appointed to our Board of Directors and its Executive Committee. The Employment Agreement supersedes the original employment agreement entered into between Mr. Binder and us dated as of June 11, 2008. The Employment Agreement has an initial three-year term commencing on January 14, 2013 and provides for automatic 12-month extensions on each anniversary of such commencement date, unless either we give or Mr. Binder gives prior notice of termination. Mr. Binder is entitled to certain severance benefits following certain terminations of employment as set forth in “Severance Benefits” below.

Mr. Binder’s Restricted Stock Unit Grant Agreement

On January 14, 2013, we entered into an amended and restated restricted stock unit grant agreement with Mr. Binder, or the RSU Agreement. The RSU Agreement supersedes the original restricted stock grant agreement entered into between Mr. Binder and us dated as of July 31, 2012, or the Original RSU Agreement. In addition to the terms of the Original RSU Agreement, the RSU Agreement provides that if Mr. Binder is terminated by us for any reason other than for cause (as defined in the RSU Agreement), death or disability (as defined in the RSU Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Time-Based RSUs that would have vested had Mr. Binder remained employed through January 1, 2015 will satisfy the time-based vesting condition as of the date of his termination.

The RSU Agreement also provides for payment with respect to Mr. Binder’s Management Dividend Awards upon certain terminations. The terminations to which such benefits apply are (a) for periods prior to January 1, 2015, if Mr. Binder’s employment is terminated in any year by us other than for cause, death or disability or by him for good reason and (b) for periods after January 1, 2015, if Mr. Binder’s employment is terminated in any year by us without cause or by him for any reason (each an “eligible termination”). In the case of an eligible termination prior to the Management Dividend Award Date in the year of termination, Mr. Binder will be entitled to receive a Management Dividend Award Payment Amount (paid at the same time Management Dividend Award payments are made to other employees for such year) with respect to a number of Management Dividend Awards equal to the number of time-based RSUs vested and outstanding as of his termination date, regardless of whether he was employed on the Management Dividend Award vesting date(s) or on the Management Dividend Award Payment Date for such year. Mr. Binder would have no entitlement to any Management Dividend Award payment paid in respect of any year subsequent to the year in which his employment terminates.

The RSU Agreement requires that in connection with certain increases and decreases in the numbers of our issued and outstanding shares of common stock, the Board of Directors will make adjustments to Mr. Binder’s RSU Agreement that the Board of Directors deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of common stock available for grant under the 2012 Restricted Stock Unit Plan and the number of shares of common stock subject to RSU grant agreements. The RSU Agreement also requires that any adjustment made in connection with a cash dividend or distribution will be made in the same manner as the adjustment made to all or substantially all RSUs with substantially the same terms and conditions as Mr. Binder’s RSUs.

Mr. Binder’s Stock Option Grant Agreement

On January 14, 2013, we entered into an amended and restated stock option grant agreement with Mr. Binder, or the Option Agreement. The Option Agreement supersedes the original stock option grant agreement entered into between us and Mr. Binder dated as of July 31, 2012, or the Original Option Agreement.

In addition to the terms of the Original Option Agreement, the Option Agreement provides that if Mr. Binder is terminated by us for any reason other than for cause (as defined in the Option Agreement), death or disability (as defined in the Option Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Replacement Extended Time Vesting Options that would have vested had Mr. Binder remained employed through January 1, 2015 will vest on the date of his termination. Mr. Binder is also entitled to full option vesting in the case of certain terminations following a change in control as discussed in “Termination Within Two Years After a Change in Control by Biomet Other than For Cause, Death or Disability or by Executive for Good Reason.” The Option Agreement also provides that if Mr. Binder terminated his employment without good reason (and his employment could not be terminated by us for Cause at such time), he will retain exercise rights on vested stock options until their expiration date as follows: continuously employed through January 1, 2014, retains 70% of vested options; continuously employed through July 1, 2014, retains 85% of vested options; and continuously employed through January 1, 2015, retains 100% of vested options. If we terminate Mr. Binder’s employment other than for cause, death or disability, or Mr. Binder terminates for good reason, he will retain 100% of the vested options until their expiration date. The Option Agreement provides that if we modify or offer to employees to modify the expiration date of options granted to employees on substantially the same terms and conditions as applies to Mr. Binder’s option, the expiration date of Mr. Binder’s option will also be modified or eligible for modification.

Employment Agreement with Daniel P. Florin

On February 28, 2008, we entered into an employment agreement with Mr. Florin, our Senior Vice President and Chief Financial Officer. Mr. Florin’s agreement has an initial three-year term that provides for automatic twelve- month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Florin will receive a base salary at a rate no less than $395,850 per year which shall be increased at our discretion. Mr. Florin will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non- equity Incentive Plan.”

The agreement further provides that Mr. Florin could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Adam R. Johnson

On December 1, 2012, we entered into an employment agreement with Mr. Johnson, our Senior Vice President, President of EBI, LLC and Biomet Microfixation, LLC. Mr. Johnson’s agreement has an initial three- year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Johnson will receive a base salary at a rate no less than $290,000 per year which shall be increased at our discretion. Mr. Johnson will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non- equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Mr. Johnson could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Bradley J. Tandy

On February 28, 2008, we entered into an employment agreement with Mr. Tandy, our Senior Vice President, General Counsel and Secretary. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Tandy will receive a base salary at a rate no less than $345,050 per year, which shall be increased at our discretion. Mr. Tandy will also have the opportunity to earn an annual cash incentive award in an amount no less than 60% of his base salary for on-target performance, with the possibility of exceeding 60% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non- equity Incentive Plan.”

The agreement further provides that Mr. Tandy could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in his employment agreement) or within two years of a change in control. See “—Severance Benefits” below.

Employment Agreement with Robin T. Barney

On September 2, 2008, we entered into an employment agreement with Ms. Barney, our Senior Vice President of Worldwide Operations. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Ms. Barney will receive a base salary at a rate no less than $275,000 per year, which shall be increased at our discretion. Ms. Barney will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of her base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Ms. Barney could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in her employment agreement) or within two years of a change in control. See “—Severance Benefits” below.

Employment Agreement with Margaret Anderson

On August 1, 2009, we entered into an employment agreement with Ms. Anderson, our former Senior Vice President and President of Biomet 3i, LLC. The agreement had an initial three-year term that provided for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gave prior notice of termination. The agreement provided that Ms. Anderson would receive a base salary at a rate no less than $375,024 per year, which was to be increased at our discretion. Ms. Anderson also had the opportunity to earn an annual cash incentive award in an amount no less than 80% of her base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non- equity incentive plan, see “—The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

Separation Agreement with Margaret Anderson

On October 29, 2012, we entered into a separation agreement with Ms. Anderson, our former Senior Vice President and President of Biomet 3i, LLC. The agreement provides that Ms. Anderson’s employment will terminate effective upon the earlier of (a) January 1, 2013 or such later date as mutually agreed to between Ms. Anderson and us and (b) a date determined by us upon providing Ms. Anderson 14 days’ advance notice. Ms. Anderson’s final date of employment with us occurred on March 1, 2013. Pursuant to the terms of the separation agreement, upon Ms. Anderson’s termination of employment, we agreed to pay Ms. Anderson severance of $137,053, in accordance with the severance provision in her employment agreement with respect to a termination without cause or a resignation with good reason, except that to the extent the termination occurs prior to the fiscal year ended May 31, 2013, in lieu of the pro rata bonus provided for in Ms. Anderson’s employment agreement, Ms. Anderson would be entitled to the full amount of the annual incentive bonus she would have received for fiscal year 2013 if her employment had not been terminated. In addition, the separation agreement provides that of Ms. Anderson’s 525,000 vested stock options, 262,500 of such options will remain outstanding until the 10th anniversary of the grant date of such options and will not expire earlier as otherwise provided in her grant agreement. Moreover, in the event that Biomet 3i meets or exceeds the attainment of its original Adjusted EBITDA, Credit Agreement plan for the first six months of fiscal year 2013 as determined by us an additional 87,675 of the 525,000 vested options will similarly remain outstanding until the 10th anniversary of the grant date. The separation agreement with Ms. Anderson also provides that with respect to her RSUs, 56,000 of her time-based RSUs have satisfied the time-based vesting condition set forth in her grant agreement and an additional 14,000 time-based RSUs will be deemed to have satisfied the time-based vesting condition if we determine that Biomet 3i has met or exceeded the attainment of its original Adjusted EBITDA, Credit Agreement plan for the first six months of fiscal year 2013 as determined by us. The additional options and RSUs did not vest as the Adjusted EBITDA, Credit Agreement target was not met. Effective with the execution of the separation agreement, Ms. Anderson’s employment agreement was superseded except to the extent referenced in the separation agreement with respect to the severance benefits described above and certain restrictive covenants.

Severance Benefits

Each of our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney contains provisions which entitle the executive to certain severance benefits following termination of employment prior to a change in control or within two years following a change in control. A “change in control” is generally defined in our employment agreements and equity plans as either (i) the sale of all or substantially all of our assets other than to a Principal Stockholder; (ii) the liquidation or dissolution of us; (iii) the acquisition by a single purchaser or group of purchasers acting together (other than the Principal Stockholders) of common stock representing 40% or more of the aggregate outstanding voting power of Biomet or us; (iv) the incumbent members of the Board of Directors cease to constitute at least a majority of the Board over a two-year period and such replacement directors have not been approved by at least a majority of the Board or were not nominated by the Principal Stockholders; or (v) a significant merger, recapitalization or business combination.

The following summary provides a description of the severance arrangements contained in our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney. Other than with respect to Mr. Binder as described in “Termination Within Two Years Following a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason,” the following summary does not discuss the executives’ rights with respect to any equity related awards, as such awards are governed by the applicable terms of the related plan or award agreement, or, with respect to Ms. Anderson, her separation agreement.

Termination Prior to a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason (or, in the case of Mr. Binder, without Good Reason on or after January 1, 2015)

With respect to Mr. Binder, in the event of a termination of his employment prior to a change in control either (1) by us for any reason other than for “cause” (which generally includes the executive’s failure to substantially perform the executive’s duties, willful misconduct or gross negligence, willful or grossly negligent breach of the executive’s fiduciary duties to Biomet, commission of any felony or other serious crime involving moral turpitude, material breach of any agreement between the executive and Biomet or material breach of our written policies), death or disability, (2) by Mr. Binder for “good reason” (which includes any material diminution in duties and responsibilities, reduction in base salary or bonus opportunity, relocation of primary work location by more than 50 miles or the appointment of a successor Chief Executive Officer) or (3) by Mr. Binder without “good reason” on or after January 1, 2015, our employment agreement with Mr. Binder provides that he would be entitled to the following:

•	An amount equal to (a) 2 times Mr. Binder’s base salary in effect at the date of termination, or the Base Component, plus, (b) 2 times the annual cash incentive award Mr. Binder would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year, or the Bonus Component, and together with the Base Component, the Severance Benefit. The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement;

•	An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If Mr. Binder is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse him for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, he agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to Mr. Binder under our then applicable benefit plans, and any amounts owing to him for reimbursement of expenses properly incurred by him; and

•	Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment prior to a change in control either (1) by us for any reason other than for “cause” death or disability, or (2) by executive for “good reason” (which generally includes any material diminution in duties and responsibilities (but does not include, a change in duties and responsibilities that results from becoming a part of a larger organization following a change in control), reduction in base salary or bonus opportunity or relocation of primary work location by more than 50 miles), our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney, provide that such executive would be entitled to the following:

•	An amount equal to 1.5 times the executive’s base salary in effect at the date of termination, or the Severance Benefit. The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non- compete period provided for in the agreement;

•

An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If the executive is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse the executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; and

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

Termination Within Two Years After a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason

With respect to Mr. Binder, in the event of a termination of Mr. Binder’s employment within two years after a change in control either (1) by us for any reason other than for cause, death or disability, (2) by Mr. Binder for good reason, or (3) by Mr. Binder without good reason on or after January 1, 2015, he would be entitled to the following:

•	An amount equal to (a) two times Mr. Binder’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award he would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year, or collectively, the Change-in-Control Severance Benefit. The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment to the extent that the change in control qualifies as a change in the ownership or effective control of Biomet or a change in the ownership of a substantial portion of the assets of Biomet within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5) and in all other circumstances, will be paid in equal, ratable installments in accordance with Biomet’s regular payroll policies over 18 months;

•	An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award Mr. Binder would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If Mr. Binder is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse him for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, Mr. Binder agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•	Any “accrued benefits” (as defined in Mr. Binder’s Employment Agreement), which generally include any vested compensation deferred by Mr. Binder and not yet paid by us, any amounts or benefits owing to him under our then applicable benefit plans, and any amounts owing to him for reimbursement of expenses properly incurred by him;

•	Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date; and

•	Immediate vesting of any unvested options held by Mr. Binder as of the date his employment is terminated.

Furthermore, in the event that any payments made to Mr. Binder in connection with a termination of employment would be subject to excise taxes under the Code, subject to certain conditions, Biomet will “gross up” his compensation to fully offset such excise taxes.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment within two years after a change in control either (1) by us for any reason other than for cause, executive’s death or executive’s disability, or (2) by executive for good reason, such executive would be entitled to the following:

•	An amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year, or collectively, the Change-in-Control Severance Benefit. The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment;

•	An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•	If the executive is eligible for and elects continuation of coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; and

•	Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

To receive the severance benefits provided under the agreement, the executive must sign a general release of claims. The agreement contains customary confidentiality, non-competition and non-solicitation provisions. Messrs. Binder’s, Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s non-competition and non-solicitation period is 18 months following the date of termination of employment.

Termination Due to Death or Disability

If any of Messrs. Binder’s, Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s employment is terminated due to the executive’s death or disability, the executive is entitled to receive the following:

•	the executive’s base salary in effect through the date of termination;

•	a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by such executive for the preceding year and (y) the annual cash incentive award such executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the then current fiscal year; and

•	any “accrued benefits” (as defined in the respective employment agreement).

Termination with Cause or without Good Reason (or, in the case of Mr. Binder, without Good Reason Prior to January 1, 2015)

If (1) Mr. Binder’s employment is terminated with “cause” or by Mr. Binder at any time prior to January 1, 2015 without “good reason,” or (2) any of Messrs. Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s employment is terminated with “cause” or without “good reason” (as defined in the employment agreement), we will pay such executive’s base salary in effect through the termination date and any “accrued benefits” (as defined in the respective employment agreement) when due.

Potential Payments Upon Certain Terminations

This table shows the potential severance payment and benefits that we would have to pay to our named executive officers (other than Ms. Anderson) upon a termination of employment—related or unrelated to a change in control—by us without “cause” or by the executive with “good reason” (as defined in the applicable agreements), due to the executive’s death or disability, and by us with “cause” or by the executive without “good reason” (as defined in the applicable agreements). The table excludes certain amounts payable pursuant to plans that are available generally to all salaried employees. In the event of the death or disability of any of the named executive officers listed in the following table, the deceased or disabled named executive officer, or his designated beneficiaries, would receive a payment pursuant to the terms of Biomet- funded life or disability plans, respectively, in addition to the amounts set forth below. The amounts shown assume that termination of employment was effective May 31, 2013. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur. Please refer to the summary above related to Ms. Anderson’s separation agreement for the specific details of her agreement.

Potential Payments Upon Termination or Termination in Connection With a Change in Control

	Termination within Two Years After a Change in Control					Termination in Absence of a Change in Control
Name of Executive Officer	Termination without Cause or with Good Reason(1)	Termination with Cause(2)	Resignation without Good Reason(2)	Disability(3)	Death(4)	Termination without Cause or with Good Reason(5)	Termination with Cause(2)	Resignation without Good Reason(2)	Disability(6)	Death(7)
Jeffrey R. Binder Estimated Value of Non-Equity Benefits and Accrued Obligations	$3,558,708	—	$3,558,708	$843,991	$843,991	$3,558,708	—	$3,558,708	$843,991	$843,991
Acceleration of Equity Awards	15,157,800	—	—	—	—	—	—	—	—	—
Total	18,716,508	—	3,558,708	843,991	843,991	3,558,708	—	3,558,708	843,991	843,991
Daniel P. Florin Estimated Value of Non-Equity Benefits and Accrued Obligations	2,081,189	—	—	375,531	375,531	1,105,252	—	—	375,531	375,531
Acceleration of Equity Awards	1,569,855	—	—	—	—	—	—	—	—	—
Total	3,651,044	—	—	375,531	375,531	1,105,252	—	—	375,531	375,531
Adam R. Johnson Estimated Value of Non-Equity Benefits and Accrued Obligations	1,275,266	—	—	201,110	201,110	722,959	—	—	201,110	201,110
Acceleration of Equity Awards	1,168,763	—	—	—	—	—	—	—	—	—
Total	2,444,029	—	—	201,110	201,110	722,959	—	—	201,110	201,110
Robin T. Barney Estimated Value of Non-Equity Benefits and Accrued Obligations	1,589,084	—	—	290,861	290,861	836,657	—	—	290,861	290,861
Acceleration of Equity Awards	1,079,610	—	—	—	—	—	—	—	—	—
Total	2,668,694	—	—	290,861	290,861	836,657	—	—	290,861	290,861
Bradley J. Tandy Estimated Value of Non-Equity Benefits and Accrued Obligations	1,686,429	—	—	265,028	265,028	944,560	—	—	265,028	265,028
Acceleration of Equity Awards	908,250	—	—	—	—	—	—	—	—	—
Total	2,594,679	—	—	265,028	265,028	944,560	—	—	265,028	265,028

(1)	With respect to Mr. Binder:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by the executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:

Acceleration of equity awards represents the sum of the values as of May 31, 2013, the last business day of fiscal year 2013, of additional benefit from the acceleration of vesting of stock options and RSUs.

(2)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) base salary in effect through the termination date and (ii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive

(3)	Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award bonus earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(4)	Non-Equity Benefits and Accrued Obligations represents the payments as described in footnote 3 of this table.

(5)	With respect to Mr. Binder:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) 1.5 times the executive’s base salary in effect at the date of termination; (ii) an amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage (or reimbursement to the executive for such premiums) until the earlier of (a) the end of the 18-month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(6)	Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by us, any amounts or benefits owing to the executive under our then applicable benefit plans and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(7)	Non-Equity Benefits and Accrued Obligations represents the payments described in footnote 4 of this table.

Non-Employee Director Compensation and Benefits

Our directors have not received cash retainers, committee fees, or stock option awards for their services as our directors.

Director Compensation

The following table shows information regarding the compensation of our non-employee directors for the 2013 fiscal year. Mr. Binder is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Mr. Akazhanov is not included in the table below as he became a director after the end of fiscal 2013. Furthermore, as an employee director, Mr. Binder did not receive compensation in his capacity as a director.

Name	All Other Compensation ($)	Total ($)
Chinh E. Chu(2)	$—	$—
Jonathon J. Coslet(2)	—	—
Michael DalBello(2)	—	—
Adrian Jones(2)	—	—
Michael Michelson(2)	—	—
Dane A. Miller, Ph.D.(1)	400,000	400,000
Max C. Lin(2)	—	—
Jeffrey K. Rhodes(2)	—	—
Andrew Y. Rhee(2)	—	—

(1)	On January 14, 2010, we entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with us and soliciting our employees during the term of the agreement and for a period of one year following such term. On September 6, 2011, we entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which we agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, we entered into a second amendment to the consulting agreement with Dr. Miller, pursuant to which we agreed to extend the term of the agreement through the earlier of September 1, 2014, certain initial public offerings or a change of control. Dr. Miller received $0.4 million of payment, under the consulting agreement during the year ended May 31, 2013.
(2)	Table excludes payments of an annual fee of $2.75 million that was paid to each of our Principal Stockholders (or one or more of their affiliates) pursuant to our management services agreement for the fiscal year ended May 31, 2013 for services provided thereunder by employees of our Principal Stockholders, which, may from time to time include the directors. No such services required substantial time or resources, nor were any employees specifically identified in the agreement as a service provider. Certain of our directors have relationships with the Principal Stockholder entities which received such fees as follows: Mr. Coslet is a TPG Partner and Mr. Rhodes is a TPG Principal; Mr. DalBello, who resigned as a director on February 14, 2014 was until recently, and Mr. Chu is, an officer of certain affiliates of The Blackstone Group L.P.; Mr. Jones is a Managing Director and Mr. Rhee is a Vice President of Goldman, Sachs & Co.; and Messrs. Michelson and Lin are executives of Kohlberg Kravis Roberts & Co. L.P. None of the directors are compensated directly on the basis of fees received by our Principal Stockholders under the management services agreement. Please see “Certain Relationships and Related Party Transactions— Management Services Agreement” below.

In addition, we have certain other relationships with our Principal Stockholders from time to time, including a consulting engagement with KKR Capstone (a related party of Kohlberg Kravis Roberts & Co) as described under “Certain Relationships and Related Party Transactions” below. Neither Mr. Michelson nor Mr. Lin is employed by or is a director or officer of KKR Capstone.

Business Expenses

Our non-employee directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on Biomet business. At times, a director may travel to and from our meetings on our corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified director education programs.

Director and Officer Liability (or D&O) Insurance and Travel Accident Insurance

D&O insurance individually insures our directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

We also maintain an Aviation Insurance Policy that provides benefits to each director in the event of death or disability (permanent and total) during travel on our corporate aircraft. This policy also covers employees and others while traveling on our corporate aircraft and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

Compensation Committee Interlocks and Insider Participation

In the year ended May 31, 2013, Jonathan J. Coslet, Adrian Jones, Michael DalBello and Michael Michelson and served as members of our Compensation Committee. Each of those directors was appointed by one of our Principal Stockholders. No officer or employee served on the Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.biomet.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.

As a matter of regulatory compliance with SEC rules and Delaware law, we are furnishing you this information statement describing the purpose and effect of the written consent granting our Board of Directors authority to effect the Reverse Stock Split, approving our Amended and Restated Certificate of Incorporation; and approving the adoption of the Plan, the ESPP and the Bonus Plan. Your consent to the foregoing actions is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

By order of the Board of Directors,

President and Chief Executive Officer

[Date]

Warsaw, IN

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

LVB Acquisition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of LVB Acquisition, Inc. be amended by replacing the Article number “FOURTEEN” and renumbering the subsequent Articles so that, as amended, the Article shall be and read as follows:

FOURTEENTH: Upon the filing of this Amendment to the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”) each [—] shares of common stock, par value $0.01 per share, issued and outstanding immediately prior thereto (the “Old Common Stock”) shall, automatically and without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become one validly issued, fully paid and nonassessable share of Common Stock. The reclassification of the Old Common Stock into such new number of shares of Common Stock will occur at the Effective Time, regardless of when any certificates previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock. After the Effective Time, certificates previously representing shares of Old Common Stock (if such shares are held in certificated form) will, until such shares are surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock, represent the number of shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this paragraph. In any case in which the reclassification of shares of Old Common Stock into shares of Common Stock would otherwise result in any holder of Common Stock holding a fractional share, such holder shall be entitled to receive from the Corporation, in lieu of such fractional share, an amount in cash equal to the fair value of such fractional interest as of the Effective Time.

SECOND: That in lieu of a meeting and vote of stockholders, 97.19% of the stockholders have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective upon entry by the Corporation into an underwriting agreement in connection with the proposed initial public offering of the Corporation’s common stock pursuant to the registration statement (No.333-194391) on Form S-1 filed by the Corporation on March 7, 2014, as amended, but not later than December 31, 2014.

IN WITNESS WHEREOF, LVB Acquisition, Inc. has caused this certificate to be signed by its duly authorized officer on this [—] day of [—], 2014.

By:
Authorized Officer

Title:

Name:
Print or Type

APPENDIX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LVB ACQUISITION, INC.

LVB Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is LVB Acquisition, Inc. LVB Acquisition, Inc. was originally formed on December 14, 2006 as a Delaware limited liability company under the name “LVB Acquisition, LLC.” A certificate of conversion and the corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 18, 2007. The certificate of incorporation of LVB Acquisition, Inc. was subsequently amended and restated on September 20, 2007.

This Second Amended and Restated Certificate of Incorporation of the corporation (the “Amended and Restated Certificate of Incorporation”), which changes the name of corporation to Biomet Group, Inc. and restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, as previously amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

2. This Amended and Restated Certificate of Incorporation amends, integrates and restates the Certificate of Incorporation of the corporation, as previously amended and restated, to read in its entirety as follows:

Article I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Biomet Group, Inc.

Article II

Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Article III

Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

Capital Stock

Section 1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,650,000,000 shares of capital stock, consisting of:

(a) 1,500,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”); and

(b) 150,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Amended and Restated Certificate of Incorporation or the relevant Preferred Stock Designation (as defined below).

Section 2. Preferred Stock.

(a) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide by resolution or resolutions for the issuance of shares of authorized but unissued shares of Preferred Stock in one or more series and, with respect to each series, to fix, without further stockholder approval, the designations, and powers (including voting powers), preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of such series of Preferred Stock, which may differ from those of any other series at the time outstanding, and to establish from time to time the number of shares to be included in each such series and to create such series by filing with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL containing such resolution or resolutions with respect to such series (a “Preferred Stock Designation”).

(b) Except as otherwise expressly provided in a Preferred Stock Designation or otherwise required by applicable law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.

Section 3. Common Stock.

(a) Voting. Except as otherwise expressly provided herein or in the relevant Preferred Stock Designation of any outstanding series of Preferred Stock or as otherwise required by applicable law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by applicable law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(b) Dividends. Subject to applicable law and any preferential dividend rights, if any, of the holders of any outstanding series of Preferred Stock as expressly set forth in the relevant Preferred Stock Designation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the

Corporation available for distribution. For the avoidance of doubt, the term “Liquidation Event” shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.

Article V

Existence

The Corporation is to have perpetual existence.

Article VI

Board of Directors

Section 1. Number; Term of Office.

(a) Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than five (5) individuals, nor more than sixteen (16) individuals (exclusive of directors referred to in Section 1(d)). Subject to the rights granted to (i) certain investment funds affiliated with The Blackstone Group L.P. (together with its affiliates (including, without limitation, Blackstone Group Management, L.L.C., but excluding the Corporation and its subsidiaries) and its and their respective successors and assigns, collectively, “Blackstone”), (ii) certain investment funds affiliated with Goldman, Sachs & Co. (together with its affiliates (other than the Corporation and its subsidiaries) and its and their respective successors and assigns, collectively, “GS”), (iii) certain investment funds affiliated with Kohlberg Kravis Roberts & Co. (together with its affiliates (other than the Corporation and its subsidiaries) and its and their respective successors and assigns, collectively, “KKR”) and (iv) certain investment funds affiliated with TPG Global, LLC (together with its affiliates (other than the Corporation and its subsidiaries) and its and their respective successors and assigns, collectively, “TPG” and, together with Blackstone, GS and KKR, the “Sponsor Holders”) pursuant to the Stockholders’ Agreement, dated as of [—], 2014, by and among the Corporation, Blackstone, GS, KKR and TPG and certain other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), the exact number of directors shall be determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

(b) Classes. From and after the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the directors (other than the Preferred Stock Directors (as defined below)) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall serve for an initial term ending at the first annual meeting of stockholders following the Effective Time; Class II directors shall serve for an initial term ending at the second annual meeting of stockholders following the Effective Time; and Class III directors shall serve for an initial term ending at the third annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. In the event of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned among the classes as determined by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors holding office immediately prior to the Effective Time to Class I, Class II or Class III as of the Effective Time.

(c) Written Ballot Not Required. Elections of directors need not be by written ballot unless the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so provide.

(d) Preferred Stock Directors. Notwithstanding the foregoing provisions of this Section 1 of this Article VI (and subject to the rights of the Sponsor Holders under the Stockholders’ Agreement as described in Section 1(a) above), whenever a Preferred Stock Designation expressly provides holders of any one or more series of Preferred Stock issued by the Corporation the right, voting separately by series or as a class, to elect directors (the “Preferred Stock Directors”), the number of Preferred Stock Directors and the election, term of office, filling of vacancies and other features of such Preferred Stock directorships shall be governed by the applicable Preferred Stock Designation and the provisions of the DGCL applicable to Preferred Stock Directors and directorships.

(e) Quorum Requirement. Prior to the first date on which the Sponsor Holders cease collectively to beneficially own (directly or indirectly) forty percent (40%) of the voting power of the outstanding shares of capital stock of the Corporation (the “Trigger Date”), it shall be necessary to constitute a quorum, in addition to a majority of the total number of directors, that at least one director nominated or designated by each Sponsor Holder be present (other than attendance for the sole purpose of objecting to the transaction of any business because the meeting has not been properly called or convened) for so long as such Sponsor Holder is entitled to designate a director for election to the Board of Directors pursuant to the Stockholders Agreement. For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2. Vacancies and Newly Created Directorships. Subject to Section 1(d) and Section 3 (solely in the case of the removal of a director) of this Article VI and subject to the rights granted to the Sponsor Holders pursuant to the Stockholders’ Agreement, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled exclusively by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of directors shall shorten the term of any director then in office.

Section 3. Removal. Subject to the Section 1(d) of this Article VI and subject to the rights of the Sponsor Holders under the Stockholders’ Agreement, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that at any time after the Trigger Date, subject to the rights of the Sponsor Holders under the Stockholders’ Agreement, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII

Liability of Directors

To the fullest extent permitted by the DGCL, including, without limitation, as provided in Section 102(b)(7) thereof, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Neither the repeal nor modification of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current, former or future director of the Corporation existing at the time of such repeal, modification or adoption.

Article VIII

Corporate Opportunity

Section 1. Competition and Corporate Opportunities.

(a) In recognition and anticipation that Exempted Persons (as defined below) (i) currently or may in the future serve as directors, officers or agents of the Corporation or its subsidiaries, (ii) currently or may in the future have access to information about the Corporation and its subsidiaries that may, to the fullest extent permitted by applicable law, enhance each such Exempted Person’s knowledge and understanding of (A) the industries in which the Corporation and its subsidiaries operate (collectively, “Acquired Knowledge”), (B) the activities in which the Corporation and its subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap with or compete with those in which the Corporation and its subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Corporation or its subsidiaries may engage directly or indirectly and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Corporation or its subsidiaries may have an interest directly or indirectly, the provisions of this Article VIII are set forth to regulate and define, to the fullest extent permitted by applicable law, the conduct of certain affairs of the Corporation and its subsidiaries with respect to certain classes or categories of business opportunities as they may involve an Exempted Person, and the powers, rights, duties and liabilities of the Corporation and its subsidiaries and their respective direct or indirect partners, members, and stockholders in connection therewith.

(b) Notwithstanding any provision of this Amended and Restated Certificate of Incorporation to the contrary, to the fullest extent permitted by applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity (as defined below) or otherwise is then exploiting any Corporate Opportunity, the Corporation and its subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Exempted Person, to the fullest extent permitted by applicable law, (i) shall have no duty (fiduciary, contractual or otherwise) to communicate or present such Corporate Opportunity to the Corporation or any of its subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another person (as defined below); and (iii) shall not be liable to the Corporation or any of its subsidiaries, their respective affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its subsidiaries. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. No alteration, amendment, repeal or rescission of this Article VIII nor the adoption of any amendment to this Amended and Restated Certificate of Incorporation shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal, rescission or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law.

(c) The Corporation hereby expressly acknowledges and agrees that the Exempted Persons have the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other person, including, without limitation, those lines of business deemed to be competing with the Corporation or any of its subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Exempted Persons shall be liable to the Corporation or any of its subsidiaries, their respective affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its subsidiaries.

(d) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Corporation or any of its subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest of any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its subsidiaries over the interest of any Exempted Person.

(e) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, Exempted Persons are not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

Section 2. Certain Definitions. For purposes of this Article VIII:

(a) “person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(b) “Corporate Opportunity” means (i) an investment or business opportunity or activity, including, without limitation, those that might be considered the same as or similar to the Corporation’s business or the business of any subsidiary of the Corporation, including, without limitation, those deemed to be competing with the Corporation or any subsidiary of the Corporation or (ii) a prospective economic or competitive advantage in which the Corporation or any subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any subsidiary if it is a business opportunity that (i) the Corporation or subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s or subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation or subsidiary, as applicable, has no interest or reasonable expectancy.

(c) “Exempted Person” means each Sponsor Holder and each person that is a director of the Corporation and who is not employed by the Corporation.

Article IX

Stockholder Action by Written Consent

Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken upon a vote of the stockholders at an annual or special meeting duly called or by written consent of the stockholders. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon a vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Article X

Amendment of Amended and Restated Certificate of Incorporation

Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, prior to the Trigger Date, no provision of Article VI through Article XIV may be altered, amended, repealed or rescinded in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal, rescission or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto voting together as a single class.

Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, from and after the Trigger Date, no provision of Article VI through Article XIV may be altered, amended, repealed or rescinded in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law such alteration, amendment, repeal, rescission or adoption is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

Article XI

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend, repeal or rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders of the Corporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, prior to the Trigger Date, in addition to any affirmative vote required by applicable law or expressly required by any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws, or the relevant Preferred Stock Designation of any series of Preferred Stock, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto voting together as a single class.

Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any law which might otherwise permit a lesser vote of such stockholders, from and after the Trigger Date, in addition to any affirmative vote required by applicable law or expressly required by any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws, or the relevant Preferred Stock Designation of any series of Preferred Stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to adopt, alter, amend, repeal or rescind, in whole or in part, any Bylaw, or to adopt any provisions inconsistent therewith.

Article XII

Section 203 of the DGCL and Business Combinations

Section 1. DGCL Section 203. The Corporation elects not to be governed by Section 203 of the DGCL.

Section 2. Business Combinations. Notwithstanding Section 1 of this Article XII, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

For purposes of this Article XII, references to:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)	“associate,” when used to indicate a relationship with any person, means: (x) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (y) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (z) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(A)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity;

(B)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(C)	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (B) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (1) the Sponsor Holders, any Sponsor Direct Transferee, any Sponsor Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a member under Rule 13d-5 of the Exchange Act, or (2) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(A)	beneficially owns such stock, directly or indirectly; or

(B)	has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(C)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (B) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii)	“person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii)	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

(x)	“Sponsor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from a Sponsor Holder or any “group”, or any member of any such group, of which such persons are a member under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Corporation.

(xi)	“Sponsor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Sponsor Direct Transferee or any other Sponsor Indirect Transferee beneficial ownership of fifteen (15%) or more of the then outstanding voting stock of the Corporation.

Article XIII

Indemnification and Advancement of Expenses

Section 1. Power to Indemnify in Action, Suits or Proceedings. Subject to the limitations set forth in Section 4 of this Article XIII, the Corporation shall indemnify and hold harmless to the fullest extent permitted by law, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is a party to or is threatened to be made a party to or is involved in (including, without limitation, as a witness) any proceeding (as defined below), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is an Eligible Person (as defined below) (such Eligible Person, an “Indemnitee”), whether the basis of such proceeding is alleged action or omission in an official capacity as an Eligible Person or in any other capacity while serving in such official capacity, against all expense, liability and loss (including, without limitation, attorneys’ and other professionals’ fees and disbursements, judgments, fines, ERISA taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 2. Expenses Payable In Advance. To the fullest extent permitted by law, each Indemnitee shall, subject in all events to satisfaction of the terms and conditions set forth in this Section 2 of this Article XIII and to the limitations contained in Section 4 of this Article XIII, also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ and other professionals’ fees and disbursements and court costs) incurred in appearing at, participating in or defending any proceeding described in Section 1 of this Article XIII in advance of its final disposition (an “advancement of expenses”) upon, in the case of an advancement of expenses incurred by an Indemnitee in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such Indemnitee) and to the extent required by the DGCL, the receipt by the Corporation of an undertaking (an “undertaking”) by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such person is not entitled to be indemnified by the Corporation for such expenses pursuant to this Article XIII (it being understood that no collateral securing or other assurance of performance of such undertaking shall be required of such Indemnitee by the Corporation).

Section 3. Indemnification and Advancement of Expenses to Certain Other Persons. To the fullest extent permitted by Law, the Corporation may, by action of its Board of Directors, from time to time grant rights to indemnification and advancement of expenses to persons other than Eligible Persons and with such scope and effect as the Board of Directors may determine, subject to applicable law. The Board of Directors may delegate to the appropriate officers of the Corporation the decision to grant from time to time rights to indemnification and advancement of expenses pursuant to this Section 3 of this Article XIII to any employee or agent of the Corporation who is not an Eligible Person or a party to the proceeding to which such indemnification or advancement of expenses would relate.

Section 4. Exclusion of Claims Against the Corporation. No Eligible Person shall be entitled to any advancement of expenses for, or to indemnification from or to be held harmless by the Corporation against any expenses, liabilities and losses (including, without limitation, attorneys’ and other professionals’ fees and disbursements and court costs) incurred by him or her in asserting any claim or commencing or prosecuting any proceeding against the Corporation (except as provided in Section 5 of this Article XIII) or any subsidiary of the Corporation or any current, former or future director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, but such advancement of expenses and indemnification and hold harmless rights may be provided by the Corporation in any specific instance as permitted by Section 7 or Section 9 of this Article XIII, or in any specific instance in which the Board of Directors or any person designated to grant such authorization pursuant to a resolution adopted by the Board of Directors first authorizes the commencement or prosecution of such a proceeding or the assertion of such a claim.

Section 5. Enforcement. If a claim under Section 1 or Section 2 of this Article XIII is not paid in full by the Corporation within sixty (60) days after a written claim for indemnification or advancement of expenses has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including, without limitation, its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including, without limitation, its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XIII or otherwise shall be on the Corporation.

Section 6. Certain Definitions. For purposes of this Article XIII: (i) “proceeding” means any threatened, pending or completed action, suit or proceeding (or part thereof), whether civil, criminal, administrative or investigative, or any appeal therefrom; and (ii) “Eligible Person” means any person who is or was, or has agreed to become (a) a director or officer of the Corporation or (b) a director or officer of the Corporation who, while such a director or officer, is or was serving at the request of the Corporation as a director, officer, employee, agent, trustee or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including, without limitation, service with respect to an employee benefit plan.

Section 7. Non-Exclusivity of Indemnification; Other Sources.

(a) The rights provided by or granted pursuant to this Article XIII shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, provision of the Bylaws, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office, it being the intent of the Corporation that indemnification of and advancement of expenses to Indemnitees shall be made to the fullest extent permitted by law, including as a result of any amendment of the DGCL expanding the right of corporations to indemnify and advance expenses.

(b) In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e., its obligation to provide advancement, indemnification and/or contribution to any Eligible Person is primary and any obligation of the Sponsor Holders to provide advancement, indemnification and/or contribution (whether pursuant to contract, by-laws or charter) to such Eligible Person, or any obligation of any insurer of any of the Sponsor Holders to provide insurance coverage to such Eligible Person, for the same expenses, liabilities and losses (including, without limitation, attorneys’ and other professionals’ fees and disbursements, judgments, fines, ERISA taxes or penalties and amounts paid in settlement) which are subject to advancement, indemnification and/or contribution by the Corporation are secondary) and (ii) if any of the Sponsor Holders pays or causes to be paid, for any reason, any amounts which are subject to indemnification or advancement hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Eligible Person, then (x) such Sponsor Holder shall be fully subrogated to all rights of such Eligible Person with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless such Sponsor Holder for all such payments actually made by such Sponsor Holder.

Section 8. Contractual Rights. The rights conferred upon any person in this Article XIII shall be contract rights and such rights shall continue as to any person who has ceased to be a director, officer, employee, trustee, manager or agent, and shall inure to the benefit of the estate, heirs, legatees, distributees, executors, administrators and other comparable legal representatives of such person. A right to indemnification or to advancement of expenses arising under any provision of this Article XIII shall not be eliminated or impaired by an amendment, alteration, rescission or repeal of any provision of this Amended and Restated Certificate of

Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought (even in the case of a proceeding based on such a state of facts that is commenced after such time).

Section 9. Insurance. The Corporation may, but shall not be required to, purchase and maintain insurance, at its expense, on behalf of itself and any person who is or was a director, officer, employee, agent, trustee or manager of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including, without limitation, service with respect to an employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power or the obligation to indemnify such person against such expense, liability or loss under applicable law.

Article XIV

Miscellaneous

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or subsection of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any section or subsection of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by its duly authorized officer this [—] day of [—], 2014.

LVB Acquisition, Inc.

By:
Name: Title:

APPENDIX C

LVB ACQUISITION, INC.

OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan

This Plan is intended to promote the interests of the Company and its shareholders by providing employees, consultants, independent contractors and directors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)	“Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

(b)	“Award Agreement” means a written (including in an electronic form) agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Incentive Award under the Plan.

(c) “Board of Directors” means the Board of Directors of LVB.

(d) “Change in Control” means: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof, other than to Sponsor(s); (ii) the approval by the holders of the outstanding Voting Power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than LVB, any employee benefit plan sponsored by LVB, or Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding Voting Power of the Company and such Person or Group actually has the power to vote such Common Stock in any election of directors and (B) the Sponsor(s) beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Power of the Company, as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Sponsor, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (v) the consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction, unless all or substantially all of such Persons who were beneficial owners of the outstanding shares of Common Stock immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined Voting Power of the Company. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control under the Plan shall not affect the payment schedule in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(f) “Committee” means the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(g) “Common Stock” means LVB’s common stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

(h) “Company” means LVB and all of its Subsidiaries, collectively.

(i) “Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of LVB.

(j) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(k) “Effective Date” has the meaning found in Section 24.

(l) “Employment” means the period during which an individual is classified or treated by the Company as an employee of the Company, as applicable.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination or if the exchange is not open for trading on such date, the immediately preceding day on which the exchange is open for trading, the closing price as reported on the date of determination on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading (the “Securities Exchange”). In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(o) “Incentive Award” means one or more Option or Other Stock-Based Awards granted pursuant to the terms of the Plan.

(p) “LVB” means LVB Acquisition, Inc., a Delaware corporation (and any successor thereto).

(q) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(r) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(s) “Participant” means an employee, consultant, independent contractor or director of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(t) “Performance-Based Award” means any Incentive Award pursuant to which any compensation paid is intended to be Performance-Based Compensation.

(u) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation.”

(v) “Performance Measures” means such measures as are described in Section 8 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(w) “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target(s).

(x) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(y) “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(z) “Performance Target(s)” means performance goals and objectives with respect to a Performance Period.

(aa) “Person” means a “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision).

(bb) “Plan” means the 2014 Omnibus Equity Incentive Compensation Plan, as it may be amended from time to time.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Service” means the period during which an individual is classified or treated by the Company as a director, consultant or independent contractor, of the Company, as applicable.

(ee) “Sponsors” or “Sponsor” means, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective Affiliates.

(ff) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(gg) “Target Award” means target payout amount for an Incentive Award.

(hh) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(ii) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

Stock Subject to the Plan

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 50,000,000 shares of Common Stock in the aggregate. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 4,000,000 shares of Common Stock. The maximum number of shares referred to in the preceding sentences of this Section 3(a) shall in each case be subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares, treasury shares, shares purchased by the Company in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of the Securities’ Exchange applicable listed company manual or listing rule) shall not count as used under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any Covered Employee in any calendar year shall not exceed 1,000,000 shares, and to any non-employee director shall not exceed 50,000 shares.

Administration of the Plan

The Plan shall be administered by the Board of Directors or a Committee of the Board of Directors that the Board of Directors shall appoint from time to time to administer the Plan. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the Delaware General Corporation Law.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.

The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Stock under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action that would cause Incentive Awards intended to qualify as Performance-Based Compensation to fail to so qualify without first specifically determining to do so in writing, (iii) to take any action inconsistent with Section 409A of the Code or (iv) to take any action inconsistent with applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment or Service during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, the Company shall not, without the approval of the shareholders of LVB, reprice any Option (within the meaning of the Securities Exchange applicable listed company manual or listing rule and any other formal or informal guidance issued by the Securities Exchange) or cancel any Option at a time when its exercise price is equal to or greater than the Fair Market Value of the underlying Common Stock, in exchange or substitution for cash or another Award.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and LVB shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants, independent contractors or directors of LVB whom the Committee shall select from time to time, including officers of the Company, whether or not they are directors. Each Incentive Award granted under the Plan shall be evidenced by an Award Agreement.

Options

The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. The Award Agreement shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(b)	Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or the Award Agreement.

(2) Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c)	Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of LVB or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) Incentive stock options may only be granted to individuals who are employees of the Company. No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined Voting Power of all classes of stock of LVB or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least 110% of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

Other Stock-Based Awards

The Committee may from time to time grant equity-based or equity-related awards not otherwise described herein in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units, dividend equivalents or dividend equivalent units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Incentive Award.

Performance-Based Compensation

(a)	Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Discretionary Reduction

Unless otherwise specified in the Award Agreement, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following Performance Measures: market price of Common Stock, earnings per share of Common Stock, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or shareholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales, shareholder returns and/or value, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, new profits, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, market performance, costs, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, safety, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, or the completion of other transactions.

A Performance Measure (i) may relate to the performance of the Participant, LVB, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. In establishing a measure of performance for any Performance Period, the Committee may provide that any Performance Measure shall exclude the adverse impact of unusual, nonrecurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of LVB’s equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by LVB during a Performance Period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; and any other items, each determined by the Committee according to paragraph (d) hereunder in accordance with generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d)	Performance Schedules

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Target(s) for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period.

(e)	Committee Discretion

Nothing in this Plan is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. Furthermore, nothing in this Plan shall be construed to require the Committee to grant any Award intended to qualify as Performance-Based Compensation. The Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(f)	Committee Determinations

Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of the Performance Target(s), and the amount payable with respect to an Incentive Award intended to qualify as Performance- Based Compensation shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Incentive Award granted to a Covered Employee, that the Performance Target(s) and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

Adjustment Upon Certain Changes

Subject to any action by the shareholders of LVB required by law, applicable tax rules or the rules of any exchange on which shares of common stock of LVB are listed for trading:

(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted or substituted by the Committee. In the event of any change in the number of shares of Common Stock of LVB outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of shares of Common Stock with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c)	Certain Mergers and Other Transactions

In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

In the event of (i) a dissolution or liquidation of LVB, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving LVB in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e)	Other Changes

In the event of any change in the capitalization of LVB or corporate change (including the payment of an extraordinary cash dividend) other than those specifically referred to in Sections 9(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f)	No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of LVB or any other corporation. Except as expressly provided in the Plan, no issuance by LVB of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g)	Savings Clause

No provision of this Section 9 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

With respect to Incentive Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no provision of this Section 9 shall be given effect to the extent that such provision would cause such Incentive Award to fail to so qualify as Performance-Based Compensation under Section 162(m) of the Code unless specifically determined in writing by the Committee to do so.

Furthermore, no provision of this Section 9 shall be given effect to the extent such provision would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

Change in Control; Termination of Employment or Service

(a)	Change in Control

The consequences of a Change in Control, if any, will be set forth in the Award Agreement.

(b)	Termination of Employment or Service

(1) Except as to any awards constituting stock rights subject to Section 409A of the Code, termination of Employment shall mean a separation from service within the meaning of Section 409A, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment or Service of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. A Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment or Service, provided that a Participant who is an employee will not be deemed to cease employment in the case of any leave of absence approved by the Company. Furthermore, no payment shall be made with respect to any Incentive Awards under the Plan that are subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

(2) The Award Agreement shall specify the consequences with respect to such Option of the termination of Employment or Service of the Participant holding the Option.

(3) The consequences with respect to a Performance-Based Award of the termination of Employment or Service of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the Award Agreement.

Rights Under the Plan

No Person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of LVB. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Employment or Service, as applicable, by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or Service, as applicable, or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

Securities Matters

(a) LVB shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, LVB shall not be obligated to cause to be issued shares of Common Stock pursuant to the Plan unless and until LVB is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to LVB shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. LVB may, in its sole discretion, defer the effectiveness of any exercise of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. LVB shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

Withholding Taxes

(a)	Cash Remittance

Whenever withholding tax obligations are incurred in connection with any Incentive Award, LVB shall have the right to require the Participant to remit to LVB in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such event. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in shares of Common Stock), LVB shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, the Participant may tender to LVB a number of shares of Common Stock having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, LVB shall withhold a number of such shares having a Fair Market Value determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, adversely affect the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall cause a Performance-Based Award to cease to qualify under Section 162(m) unless specifically determined in writing by the Committee to do so. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

Recoupment

Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent permitted or required by applicable law, government regulation or stock exchange listing requirement (or any Company policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan.

No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

Transfers

Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options that are not incentive stock options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind LVB unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

Expenses and Receipts

The expenses of the Plan shall be paid by LVB. Any proceeds received by LVB in connection with any Incentive Award will be used for general corporate purposes.

Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or any Award Agreement, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

Relationship to Other Benefits

No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Effective Date and Term of Plan

The Effective Date of the Plan shall be the date of consummation of the proposed public offering of shares of Common Stock, pursuant to the filing with the U.S. Securities and Exchange Commission of a registration statement on Form S-1 (File No. 333-194391), for the registration of the Common Stock under the Securities Act, subject to the approval of the Plan by the shareholders of LVB prior to such date. No grants of Incentive Awards may be made under the Plan after the tenth anniversary of the Effective Date.

APPENDIX D

2014 EMPLOYEE STOCK PURCHASE PLAN

I. Purpose

The purpose of the LVB Acquisition, Inc. (“LVB”) 2014 Employee Stock Purchase Plan is to provide eligible employees of the Company and its Designated Subsidiaries who wish to become shareholders in the Company with a convenient method of purchasing Common Stock through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

II. Definitions

(a) “Account” means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting deductions from the Participant’s paycheck to purchase Shares under the Plan. The funds allocated to the first subaccount shall remain the property of the Participant at all times but may be commingled with the funds of other Participants or the Company. The second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the Shares purchased for such Participant.

(b) “Board” means the Board of Directors of LVB.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d) “Committee” means any committee appointed by the Board to administer the Plan. The members of the Committee shall serve at the pleasure of the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

(e) “Common Stock” means the common stock of the Company, par value $.01 per share.

(f) “Company” means LVB, a Delaware Corporation.

(g) “Company Group” means the Company, and any of its Designated Subsidiaries.

(h) “Compensation” means a Participant’s salary, wages, commissions, overtime pay, cash payments for incentive compensation and other special cash payments, except to the extent that any such item is specifically excluded by the Board of Directors. “Compensation” does not include sign-on bonuses, severance payments, car allowances, relocation expenses, moving expenses, or any other payment which could be considered as reimbursement for expenses, or non-cash compensation.

(i) “Contribution” means amounts withheld by the Company, or a Subsidiary of the Company, from the Compensation of a Participant through payroll deductions under and in accordance with Section 7 of the Plan.

(j) “Custodian” means the party or parties appointed by the Committee pursuant to Section 4 of the Plan.

(k) “Designated Subsidiary” means any Subsidiary that has been designated in writing by the Committee from time to time in its sole discretion as eligible to have its employees participate in the Plan with respect to an Offering Period(s).

(l) “Eligible Employee” in respect of any Offering, means any individual (1) who is a salaried or hourly employee (including officers) of the Company or any of its Designated Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, prior to the Offering Commencement Date, (2) who has been employed by such entity for at least one (1) year since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion) prior to the date of the commencement of the Offering Period, (3) who customarily works more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion) and (4) who customarily works more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion); provided that employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other approved leave of absence; provided that where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. Employees of companies that have become Designated Subsidiaries by reason of having been acquired by the Company or a Designated Subsidiary and companies that have been merged with the Company or a Designated Subsidiary may, at the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company prior to its affiliation with the Company or the Designated Subsidiary.

(m) “Fair Market Value” means, as of any given date, the closing price of the Company’s Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the Trading Day immediately preceding such date. In the event that such price is not available, then the Fair Market Value of the Common Stock will be determined by the Committee in good faith, taking into account the most recent trading price of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading, and such determination will be conclusive.

(n) “Offering” means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 8. For purposes of the Plan, the Committee may designate separate Offerings under the Plan in which Eligible Employees of the Company and/or one or more Designated Subsidiaries will participate even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(o) “Offering Commencement Date” means such dates determined by the Committee, in its sole discretion in respect of an Offering. At any time, a different date may be set by resolution of the Committee. On each such date, the Company shall commence an Offering by granting each Participant a Purchase Right. Each Purchase Right so granted shall be exercisable for the number of Shares described in Section 8(a) herein, and shall be exercisable only on the Purchase Date.

(p) “Offering Period” means such period determined by the Committee, in its sole discretion in respect of an Offering, commencing with an Offering Commencement Date, during which Participants accrue funds in their Accounts. The Committee shall have the power to change the duration and/or the required frequency of the Offering Periods under the Plan with respect to future Offerings and shall use its best efforts to notify Eligible Employees of any change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any Purchase Right granted hereunder be exercisable more than twenty-seven (27) months after its date of grant.

(q) “Participant” means an Eligible Employee who has enrolled as a participant in accordance with Section 7 of the Plan and whose participation has not terminated under Section 9 hereof.

(r) “Plan” means this LVB Employee Stock Purchase Plan, as it may be amended from time to time.

(s) “Purchase Date” means the last day of each Offering Period. On this date, the funds in the Participant’s Account shall be used to purchase Shares of the Company pursuant to the Plan.

(t) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase Shares as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Shares under the Plan and to terminate participation in the Plan at any time during an Offering Period.

(u) “Share” means a share of Common Stock.

(v) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(w) “Trading Day” means any day on which the principal exchange on which the Common Stock is then listed or admitted to trading is open for trading.

III. Shares Subject to the Plan

(a) Number Available. The maximum number of Shares that will be offered under the Plan is [—] (subject to adjustment pursuant to Section 3(d) hereof).

(b) Character of Shares to be Issued. Shares sold under the Plan may be authorized and unissued Shares or treasury Shares.

(c) Insufficient Number of Shares Available. If the total number of Shares for which Purchase Rights are to be granted on any date in accordance with the Plan exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Purchase Rights have been exercised or are then outstanding), the Company shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable to each of the Participants based on the balances in their respective Accounts. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of such reduction to each Participant affected thereby.

(d) Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares which shall be made available for sale under the Plan, the maximum number of Shares each Participant may purchase during each Offering Period, as well as the price per Share and the number of Shares covered by each Purchase Right under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other change in the number of Shares effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right.

(e) Adjustments Upon Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of the Company or the proposed merger of the Company with or into another corporation, arrangements shall be made for each outstanding Purchase Right to be assumed or an equivalent

Purchase Right substituted by the successor corporation or an affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the Purchase Rights, or in the event of the proposed dissolution or liquidation of the Company, in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), which shall be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 9 hereof.

IV. Administration

(a) Powers of the Committee. The Committee acting in its absolute discretion shall have the power to interpret the Plan and to take, or authorize one or more of its members or one or more of the Company’s executive officers to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, which actions shall to the fullest extent permitted by law be final and binding upon all interested persons and their respective heirs, successors, and legal representatives.

(b) Custodians. The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all Shares purchased under the Plan, (ii) maintain a separate account in the name of each Participant to which payroll deductions made for such Participant pursuant to Section 7 hereof and Common Stock purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Accounts and (iv) perform such other functions as the Committee shall specify.

(c) No Liability. No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

V. Eligibility

(a) Employees. Any Eligible Employee on a given Offering Commencement Date shall be eligible to participate in an Offering.

(b) Restrictions on Amount of Stock Which May be Purchased. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted a Purchase Right under the Plan (i) if, immediately after the grant, such Eligible Employee would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company (including stock attributed to such Eligible Employee pursuant to Section 424(d) of the Code); or (ii) which permits such Eligible Employee’s right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Purchase Right is granted, which is the Offering Commencement Date of the Offering to which it relates) for any calendar year in which such Purchase Right would be outstanding at any time. Any amounts received from an Eligible Employee which cannot be used to purchase stock as a result of any of the foregoing limitations will be returned to the Eligible Employee as soon as practicable, without interest.

VI. Offerings and Plan Expiration

(a) The Committee shall determine the number of Offerings each year under the Plan. Offerings shall commence on the first day of the Offering as determined by the Committee, until the Plan terminates.

(b) Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. Unless the Participant withdraws from the Plan, or their participation in the Plan otherwise terminates as provided in Section 9, participation shall carry over from one Offering Period to the next, until the end of the final Offering.

VII. Election to Participate, Enrollment and Payroll Deductions

(a) An Eligible Employee may become a Participant by completing an enrollment agreement provided by the Company and filing it with the Company at least fifteen (15) days prior to the Offering Commencement Date of the Offering to which it relates. At that time, the Eligible Employee shall elect to have deductions made from his or her Compensation on each payday during the time the Eligible Employee is a Participant in an Offering, at the rate of one percent (1%) to fifteen percent (15%) (in increments of one percent only) of the Eligible Employee’s Compensation, as specified by the Eligible Employee in their enrollment agreement. Each enrollment agreement completed and submitted by a Participant shall remain in effect for successive Offering Periods, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new enrollment agreement or the Participant’s participation is terminated as provided in Section 9 hereof.

(b) Payroll deductions for a Participant shall commence as of the Offering Commencement Date and shall end on the last day of such Offering Period, unless earlier terminated by the Participant as provided in Section 9 hereof.

(c) All payroll deductions made for a Participant shall be credited to the Participant’s Account under the Plan. No interest will be earned on such payroll deductions. Unless otherwise authorized by the Committee, a Participant may not make any separate cash payment into such Account nor may payment for Shares be made other than by payroll deduction.

(d) A Participant may discontinue participation in the Plan as provided in Section 9, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the rate of the Participant’s payroll deductions for that Offering Period.

(e) A Participant may modify the information set forth in their enrollment agreement (including the rate of the Participant’s payroll deductions for Contributions) at any time and from time to time by submitting a new enrollment agreement to the Company, which will become effective with the first Offering Commencement Date after receipt thereof by the Company or, if such new agreement is received less than fifteen (15) days before the Offering Commencement Date, then effective with the next following Offering Commencement Date.

VIII. Purchase of Shares

(a) Number of Purchase Rights. On each Offering Commencement Date, the Company shall be deemed to have granted to each Eligible Employee who was a Participant on such day a Purchase Right to buy as many Shares as the Participant will be able to buy with the Contributions credited to the Participant’s Account during the Offering Period in which such Offering Commencement Date occurs; provided that the Committee may set a limit on the number of Shares that may be purchased in any Offering Period.

(b) Exercise Of Purchase Right. On the Purchase Date, each Participant shall be deemed to have exercised the Purchase Rights granted by Section 8(a), and shall be deemed to have purchased, at the purchase price determined in accordance with Section 8(c) hereof, the maximum number of whole Shares reserved for the purpose of the Plan as the Contributions credited to the Participant’s Account during the Offering Period in which the Purchase Date occurs will pay for. No fractional Shares shall be purchased under the Plan, and any amounts remaining shall be credited to the Participant’s Account after the Participant’s exercise of his or her Purchase Right during the next Offering in which he or she participates.

(c) Purchase Right Purchase Price. The purchase price per Share on any Purchase Date shall be determined by the Committee prior to Offering Commencement Date; provided that the purchase price per Share on any Purchase Date shall not be less than the lower of (i) 85% of the Fair Market Value of the Common Stock on the Offering Commencement Date for the Offering Period in which the Purchase Date occurs or (ii) 85% of the Fair Market Value of Common Stock on the Purchase Date. The Committee reserves the right to change the purchase price per Share to be anywhere from eighty-five percent (85%) to one-hundred percent (100%) of the Fair Market Value of the Common Stock on either the Offering Commencement Date and/or the Purchase Date.

(d) Evidence of Stock Ownership. Promptly following the end of each Offering Period, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an Account established in the Participant’s name with the Custodian. The Participant may, upon advance notice to the Company at the time of enrollment, direct that the Account be established in the names of the Participant and one other person designated by the Participant, as joint tenants with the right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. The Custodian shall provide a quarterly statement to each Participant showing all the transactions in the Participant’s Account, and the number of Shares in such Account.

(e) Sale of Common Stock. From and after the Purchase Date on which Shares are purchased on behalf of a Participant under the Plan, a Participant shall have the right to sell all or any portion of such Shares and to receive the net proceeds of such sale. Following receipt of a request to sell Shares, the Custodian shall, subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law and unless otherwise agreed to between the Custodian and the Participant, make such sale for the Participant on the next Trading Day or as soon thereafter as practicable.

IX. Termination of Participation

(a) Termination of Participation. A Participant’s participation in the Plan shall continue until the earliest of: (i) such time as the Participant notifies the Company in writing that the Participant wishes to withdraw from the Plan and such withdrawal becomes effective, in accordance with Section 9(b) hereof; (ii) the date of the Participant’s separation of employment of the Company or any of its Subsidiaries; and (iii) the termination of the Plan.

(b) Withdrawal by Participant. A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the last Trading Day of such Offering, by delivering a new enrollment agreement to the Company. A withdrawal will be effective only if it is received by the Company as least fifteen (15) calendar days before the proposed date of withdrawal, provided that the Committee, in its discretion, may specify (on a uniform and nondiscriminatory basis) an earlier or later deadline for the submission of enrollment forms. When a withdrawal becomes effective, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) Change in Designated Subsidiary Status; Separation of Employment. If before the last Trading Day of the Offering Period, (i) the Designated Subsidiary by which a Participant is employed ceases to be a Subsidiary of the Company, or if the Participant is transferred to a Subsidiary of the Company that is not a Designated

Subsidiary, or (ii) the Participant experience a separation of employment from the Company or any of its Subsidiaries, that Participant shall be deemed to have ceased to be an Eligible Employee, and the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest.

(d) Re-entry. To re-enter the Plan as a Participant, an Eligible Employee must complete and deliver to the Company a new enrollment agreement, in accordance with Section 7 hereof, which will apply to the next Offering that has not yet commenced.

(e) Rights Not Transferable. No Eligible Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Eligible Employee’s Account or any rights with regard to the exercise of a Purchase Right to purchase Shares under the Plan. If any such action is taken by the Eligible Employee, or any claim is asserted by any other person in respect of such right and interest, whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw from the Plan.

(f) Death. In the event of the death of the Participant, the amount of payroll deductions not theretofore invested shall be refunded to the Participant’s estate, without interest, such payment to be made as soon as practicable.

X. Rights as a Shareholder

(a) Rights Prior to Purchase. No Participant shall have any rights as a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 8 of the Plan.

(b) Rights After Purchase. From and after the Purchase Date on which Shares are purchased on behalf of a Participant under the Plan, such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to such Shares, provided such Shares must remain in the Participant’s Account until such time as the Participant directs the sale of such Shares.

(c) Voting Rights. The Custodian shall vote whole Shares held in a Participant’s Account upon receipt of, and in accordance with, written directions timely received from the Participant. If the Custodian receives no such directions, the Custodian shall vote such Shares, in its discretion, subject to applicable law.

(d) Limitations. No action of the Company or of the Board in establishing the Plan, nor any action taken by the Company, any Designated Subsidiary, the Board or the Committee or its delegates under the Plan, nor any provision of the Plan, shall be construed as conferring upon any Eligible Employee any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

XI. Amendment or Termination of the Plan

The Committee at any time and from time to time may modify, amend, suspend or terminate the Plan or any part hereof, without notice, provided that no amendment that requires stockholder approval in order to comply with Section 423 of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company. Except as expressly provided in the Plan, no action hereunder may adversely affect Purchase Rights that have already been granted. Upon termination of the Plan, all Participants’ payroll deductions shall cease, and all remaining amounts then credited to the Participants’ Accounts shall be distributed to the Participants, without interest.

XII. Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

XIII. Conditions Upon Issuance of Shares

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and, if required by the Company, shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and/or (ii) any disposition of such Shares will be made in accordance with the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law if, in the opinion of counsel for the Company, such representations are required by any of the aforementioned applicable provisions of law.

XIV. Compliance with Section 423

The Plan is designed and intended to comply with Section 423 of the Code, and all provisions hereof shall be construed in a manner to so comply.

XV. Tax Effects

Each Participant, by completing an enrollment agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

XVI. Expenses of the Plan

The Company will pay all expenses, except brokerage fees on sales of Shares and any fees specific to a Participant’s Account with the Custodian, incident to operation of the Plan, including costs of recordkeeping fees, accounting fees, legal fees, commissions and issue or transfer taxes on purchases of Common Stock pursuant to the Plan.

XVII. Governing Law

To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the choice of law principles thereof.

APPENDIX E

2014 EXECUTIVE BONUS PLAN

I. Purpose

This Plan is intended to promote the interests of the Company and its shareholders by providing employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.

II. Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Award” means the amount (if any) payable to a Participant in respect of a Performance Period pursuant to the Plan.

(b) “Award Pool” means the total dollars available for Awards under the Plan for an applicable Performance Period.

(c) “Board” means the Board of Directors of LVB Acquisition, Inc.

(d) “Cause” means, when used in connection with the termination of a Participant’s employment, the termination of the Participant’s employment with the Company and all affiliates on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after the Company has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any of its affiliates, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation. If, subsequent to the Participant’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. For purposes of this Plan, “Cause” shall have the meaning set forth in a then-effective written employment agreement between the Participant and the Company or, in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), shall mean “Cause” as provided in the Plan.

(e) “Change in Control” means: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof, other than to Sponsor(s); (ii) the approval by the holders of the outstanding Voting Power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than LVB, any employee benefit plan sponsored by LVB, or Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding Voting Power of the Company and such Person or Group actually has the power to vote such Common Stock in any election of directors and (B) the Sponsor(s) beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Power of the Company, as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Sponsor, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (v) the consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction, unless all or substantially all of such Persons who were beneficial owners of the outstanding shares of Common Stock immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined Voting Power of the Company. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control under the Plan shall not affect the payment schedule in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(g) “Committee” means the Compensation Committee of the Board (or any duly authorized subcommittee thereof) or such other committee of the Board as may be designated from time to time to administer the Plan.

(h) “Common Stock” means LVB’s common stock, $0.01 par value per share.

(i) “Company” means LVB and all of its Subsidiaries, collectively.

(j) “Effective Date” has the meaning found in Section X.

(k) “Eligible Employee” means any Executive Officer of the Company, who is eligible for participation in the Plan in any given Performance Period with respect to which the Plan is in effect, as determined by the Committee, in its sole discretion.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m) “Executive Officer” means an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company at any time during the Performance Period.

(n) “LVB” means LVB Acquisition, Inc., a Delaware corporation (and any successor thereto).

(o) “Participant” means each Eligible Employee of the Company who is approved by the Committee, in its sole discretion, for participation in the Plan for any given Performance Period with respect to which the Plan is in effect.

(p) “Performance Goals” means measures of performance based on one or more criteria established by the Committee which must be met during the Performance Period as a condition of a Participant’s receipt of an Award in respect of such Performance Period. Such criteria (i) may relate to the performance of the Participant,

LVB, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Performance Goals shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following: market price of Common Stock, earnings per share of Common Stock, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or shareholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales, shareholder returns and/or value, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, new profits, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, market performance, costs, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, safety, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, or the completion of other transactions.

In establishing a measure of performance for any Performance Period, the Committee may provide that Performance Goals shall exclude the adverse impact of unusual, nonrecurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of LVB equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by LVB during a Performance Period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; and any other items, each determined by the Committee according to Section V hereunder in accordance with generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(q) “Performance Period” means the period for which any Award may be payable under the Plan.

(r) “Person” means a “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision).

(s) “Plan” means the 2014 Executive Bonus Plan, as it may be amended from time to time.

(t) “Securities Act” means the Securities Act of 1933, as amended.

(u) “Sponsors” or “Sponsor” means, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective Affiliates.

(v) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(w) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(x) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

III. Administration

The Committee shall administer, apply, and interpret the provisions of the Plan, and shall have full power and authority to construe, interpret and carry out such provisions. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee’s sole and absolute discretion, and shall be final, conclusive and binding upon all parties. No member of the Board or the Committee shall be liable for any action taken or determination made with respect to the Plan or any Award granted hereunder. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee in its absolute discretion.

Notwithstanding the foregoing, and without otherwise limiting the discretion of the Committee, the Committee shall not have the authority to increase any Award payable beyond the Award calculated pursuant to Section V(B) hereof.

IV. Eligibility for Participation

The Committee shall have full and complete discretion in determining which Eligible Employees may be Participants in the Plan in any Performance Period. Participation in the Plan in any Performance Period shall not confer any right on any Participant to participate in any subsequent Performance Period.

V. Determination of Awards

A. Award Pool Funding and Individual Awards; Establishment of Performance Goals. No later than ninety (90) days after the beginning of a Performance Period or the date as of which 25% of the Performance Period has elapsed if the Performance Period is less than one year, the Committee shall either:

(i) establish (a) the Award Pool for the Performance Period by determining the applicable Performance Goals for such Performance Period and a formula, matrix or other applicable criteria for calculating the Award Pool, derived from the degree of achievement of the applicable Performance Goals and (b) the portion of the Award Pool that is to be allocated to each Participant for the Performance Period by means of a formula, matrix or other applicable criteria; or

(ii) establish for each Participant (a) an Award for such Performance Period and the applicable Performance Goals in respect of such Performance Period and (b) a formula, matrix or other applicable criteria for determining the amount of Award payable under the Plan, derived from the degree of achievement of the applicable Performance Goals.

The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants. Performance Goals applicable to any Award or used to determine the Award Pool shall be based on one or more of the criteria set forth in the definition of Performance Goals.

B. Calculation of Awards. The Committee shall determine the Award Pool, if applicable, and the Award payable to each Participant based on the degree of achievement of the applicable Performance Goals. The Committee may, in its sole discretion, reduce or eliminate the size of any Award otherwise payable to a Participant, in each case to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. The amount payable to any Participant in a single calendar year shall not exceed (i) $5,000,000 per calendar year with respect to Awards with a Performance Period of a calendar year or less, or (ii) $15,000,000 per calendar year with respect to Awards with a Performance Period greater than a calendar year.

C. Effect of Change of Employment Status. In the event of a change in employment status of a Participant during the Performance Period, the Committee may, in its sole discretion, adjust the Award matrix for the Participant based upon the Participant’s new status.

D. Effect of Termination of Employment or Change in Control. Except as otherwise provided in this paragraph or as determined by the Committee, payment of an Award to a Participant for a particular Performance Period shall be made only if the Participant is employed by the Company on the date such Award is paid. Notwithstanding any other provision of the Plan, in the case of a Participant’s termination without Cause or voluntary termination of employment with the Company, the Committee may, in its sole discretion, authorize the full or partial payment of an Award for such Performance Period. Any Participant who is terminated during a Performance Period for Cause or is determined to have been terminated for Cause shall not receive an Award for such Performance Period. In the case of a Change in Control of the Company during a Performance Period, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company during such Performance Period and prior to the Change in Control, computed as if applicable Performance Goals had been attained at the target (one hundred (100%) percent) level and payable in cash no later than the fifth (5th) day following the Change in Control.

VI. Payment of Awards

A. Form, Timing of, and Right to, Payment. Except as provided in Section V(D) hereof, an Award which becomes payable to a Participant pursuant to Section V hereof shall be paid to the Participant (or the Participant’s estate in the event of the Participant’s death) as a cash lump sum payment, less required withholding, as soon as practicable after the end of the Performance Period to which the Award relates, following certification by the Committee of the degree of achievement of the relevant Performance Goals, but in no event later than March 15 of the year following the calendar year in which such Performance Period ended. Except as provided in Section V(D) hereof, no Participant shall have the unconditional right to an Award hereunder until the Performance Period has concluded and the exact amount of the Award (if any) has been determined and certified by the Committee. Unless determined otherwise by the Committee in its sole discretion, payment of any Award is subject to continued employment though the payment date.

B. Deferral Elections. The Committee may, at its option, establish written procedures pursuant to which Participants are permitted to defer the receipt of Awards payable under the Plan, which shall be incorporated by reference into the Plan. Any procedures established by the Committee during a Performance Period shall only apply with respect to Awards payable for a Performance Period commencing after the Performance Period during which the procedures are established. The procedures, if established, shall be designed to comply with the requirements of Section 409A of the Code.

VII. Amendment or Termination of the Plan

The Compensation Committee of the Board reserves the right, at any time including during a Performance Period, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award for a Performance Period ending prior to the action amending, suspending or terminating the Plan or the payment of any Award payable pursuant to the last sentence of Section V(D) hereof.

VIII. Governing Law

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

IX. General Provisions

A. Right to Continued Employment. Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee (such employment shall be “at will”). In addition, the Plan shall not constitute a contract between the Company and any employee. The receipt of an Award with respect to any Performance Period shall not entitle the recipient to any Award with respect to any subsequent Performance Period, except as expressly provided in the Plan. Unless approved by the Committee in respect of a particular Performance Period, no Participant shall have any right to be granted an Award hereunder. Nothing contained in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

B. Tax Withholding. The Company, as determined by the Committee, shall withhold all taxes required to be withheld from any Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

C. Recoupment. Notwithstanding anything in the Plan or in any instrument evidencing the grant of an Award to the contrary, the Company will be entitled to the extent permitted or required by applicable law, government regulation or stock exchange listing requirement (or any Company policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan.

D. No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

E. Unfunded Status of Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of LVB or any designated Subsidiary, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

F. No Stock Subject to the Plan. No shares of Common Stock shall be reserved for, or issued under the Plan.

G. Interpretation. The Plan is designed and intended to comply with Section 162(m) and Section 409A of the Code with respect to all Awards granted under this Plan, and the Plan shall be construed in a manner to so comply.

X. Effective Date

The Effective Date of the Plan shall be the date of consummation of the proposed public offering of shares of Common Stock, pursuant to the filing with the U.S. Securities and Exchange Commission of a registration statement on Form S-1 (File No. 333-194391), for the registration of the Common Stock under the Securities Act, subject to the approval of the Plan by the shareholders of LVB prior to such date.